Filed Pursuant to Rule 424(b)(3)

Registration No. 333-257314

PROSPECTUS

VNUE, INC.

250,000,000 shares of common stock

This Prospectus relates to the sale of 250,000,000 shares of common stock, par value $0.0001, of VNUE, Inc., a Nevada corporation (referred to herein as the “Company”), by the Company on a “best efforts” basis through its management to be sold at a fixed price to be determined upon effectiveness (the “Offering”). The total proceeds from the Offering will not be escrowed or segregated but will be available to the Company immediately. There is no minimum amount of shares of Common Stock required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to sustain continued operations. No commission or other compensation related to the sale of the shares will be paid. For more information, see the sections titled “Plan of Distribution” and “Use of Proceeds” herein.

As of July 8, 2021, the Company had 1,108,423,770 shares of common stock in the public float and 1,269,633,963 shares of common stock outstanding. The 250,000,000 shares being registered represent approximately 22% of the shares in the public float as of July 8, 2021. Assuming all of these shares are sold, the Company’s total number of issued and outstanding shares of common stock will be 1,019,633,963, calculated on the total number of shares issued and outstanding on July 8, 2021, of 1,269,633,963. The total number of registered shares will then represent 24% of the issued and outstanding shares.

Our Common Stock is quoted on the OTC Pink under the symbol “VNUE”. On June 18, 2021, the closing price per share of our Common Stock as quoted on the OTC Pink was $0.014 per share.

Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus. You should carefully read this prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$0.00912	$2,280,000
Underwriting discounts and commissions	$0	$0
Proceeds to us, before expenses	$0.00912	$2,280,000

The date of this prospectus is July 8, 2021.

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COMMONLY USED DEFINED TERMS

●	Unless the context provides otherwise, “we,” “us,” “our company,” “our,” “the Company” and “VNUE” is to VNUE, Inc., a Nevada company.
●	All references to “U.S. dollars,” “dollars,” “USD” or “$” are to the legal currency of the United States; and;
●	“shares”, “Shares” are to the shares of the common stock of VNUE Group, Inc, par value $0.0001 per share;
●	“Websites” are to our websites at VNUE.com.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). We have never authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have never done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

As used in this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” the “Company,” “VNUE” and “our company” refer to VNUE, Inc. a Nevada corporation, and its wholly-owned subsidiary described below.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “Risk Factors,” beginning on page 5 and “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 12.

About VNUE

VNUE, Inc. was originally incorporated as Tierra Grande Resources Inc., (“Tierra Grande”) in Nevada on April 4, 2006. On May 29, 2015, Tierra Grande entered into an Agreement and Plan of Merger (“Merger Agreement”) with VNUE, Inc., resulting in VNUE, Inc. becoming Tierra Grande’s wholly-owned operating subsidiary. Pursuant to the Merger Agreement Tierra Grande changed its name to VNUE, Inc. (the “Company”).

Overview of Our Current Business

We are a music technology company that utilizes our platforms to record live concerts, and then sell that content to consumers. We make the content we record available to the set.fm platform, as well as our website, immediately after a live show is finished. Our technology helps artists and record labels generate alternative income from the recorded content. We also offer high end collectible products such as CDs, USB drives and laminates, that feature our fully mixed and mastered live concert content.

We currently have two products:

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Set.fm™ / DiscLive Network™ - Our consumer app platform allows customers to download and purchase, via their individual mobile device, the concert they just attended. There are also physical collectible products which are recorded and sold at shows as well as online through the Company’s exclusive partner DiscLive Network™. The app itself is free to download and allows for in app purchases regarding the content. (Currently, this is the only platform that generates any revenue for the Company.)

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Soundstr™ - a comprehensive music identification and rights management Cloud platform that we are developing, when fully deployed, can accurately track and audit public performances of music, creating a more transparent ecosystem for general music licensing and associated royalty payments, which will help ensure the correct stakeholders are compensated through the use of our “big data” collection.

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While Set.fm™ and Soundstr™ are proprietary marks of the Company, DiscLive, and its related marks and names are not owned by the Company and are owned and utilized by RockHouse Live Media Productions, Inc. The Company has not filed any formal trademark applications relating to Set.fm™ with the United States US Patent and Trademark Office but has been using these marks openly since 2017 and claims common law rights to them.

The Company currently only generates revenue from Set.fm and from DiscLive by (a) recording the audio of live concerts and then selling the content “instantly” through its set.fm website, as well as the IOS Set.fm mobile application, and (b) selling content on physical products such as CDs, which are burned on-site where customers can purchase them. Our customers are fans of live music and the bands which we record.

Customers want to “take home” their experience of the concerts they attend. Our Company enters into agreement with certain bands and artists, and record labels if a particular artist under contract with the label. Our teams then follow that artist or band while they are on tour and record every show on that tour. Our Company uses its own recording and sound equipment while recording concerts.

As we partner with both artists and labels, we market our services on their websites, their social media platforms, their mailing lists, as well as our own websites and social networks. Furthermore, partnerships, with companies similar to Ticketmaster, allow us to market to customers when they buy tickets to see certain artists in concert.

On January 9, 2020, the Company entered into an artist agreement (the “Artist Agreement”) with recording and performance artist, Matchbox Twenty (“MT”) to record its 2020 tour and sell limited edition double CD sets, download cards, and digital downloads. Due to COVID-19, the tour has been rescheduled to May 2022.

We are a relatively new company and our independent auditors have raised substantial doubts as to our ability to continue without significant additional financing.

Our future operations may be dependent on our ability to secure additional financing. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Our liquidity may be negatively impacted by the significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance.

Our Revenue Model

The live music and entertainment space are constantly searching for ways to generate revenue. Music licensing and royalties are particular “hot button” issues in the industry. We have developed solutions that create new revenue streams that simultaneously help to protect the rights of the artists. Our business model helps to ensure that creators and artists are properly compensated for their work.

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Employees

We currently have 1 full-time and 5 part-time employees. We also currently engage independent contractors in the areas of accounting, legal and auditing services, corporate finance, as well as marketing and business development. The remuneration paid to our officers and directors will be more completely described elsewhere in our audited financial statements. We expect to double the number of employees over the next 12-month period with the capitalization needed and obtained through this S1. We do and will continue to outsource contract employment as needed.

Our Industry

The live music and entertainment space is constantly searching for new monetization outlets. We believe that we have developed solutions that create new revenue streams.

Since 2003, half of the nation’s CD and record stores have closed. Annual data regarding downloads was not even collected until 2004, yet in 2014 it accounted for 46% of total music industry sales. For most artists, digital sales and streaming revenues have not replaced the income they earn from recording and publishing. However, streaming revenues create an additional income stream.

A recent study on musicians’ online revenue streams, featured on www.lifeisbeautiful.com, suggests that the average payment to an artist is $0.0011 net per stream. Artists that have their content on our Set.fm mobile app receive 30% of the net revenue generated from their specific music. Live music shows are seeing significant new commercial and experiential trends driven by technology. More musicians engage directly with their fans via their web presence —selling songs and even allowing them to vote on touring venues – bypassing the traditional record labels and ticket services.

For an industry with constantly evolving trends, music's live events have remained surprisingly static since the 1970’s. VNUE employs a unique platform that provides music lovers with an exciting new way to experience the live music events they attend. With Set.fm and DiscLive, the customer can purchase the songs they just heard at the concert, in excellent quality, mixed and mastered, and take that unique magical moment home, to be enjoyed for a lifetime.

Almost everyone has a smart phone present with them when they attend live events. The widespread use of these mobile devices is changing the ways customers behave before, during and after a live music event. Customers use their devices to search for live music events, buy tickets, and share their experiences.

The rise of the mobile internet and smart phones has, in recent years, begun shaping and changing the live music concert experience for many audience members. The ability to preserve and share moments of the show as they happen—to take photos and upload them instantly, to capture videos is a growing trend. Everyone has a cell phone.

According to a Nielsen report, as of August 2019, the annual average consumer music spending in the U.S. is over $150 million, of which 54% of that spending is on live music events.

Our Company reimagines the live event experience. We connect consumers, artists and venues with the VNUE Set.fm app as well as our physical, collectible products. We create promotional and social opportunities that enhance the live concert experience. We offer certain venues a partnership to help with their sales, and artists can get added revenue with their concerts. Our app allows artists to connect with their fans at a different level.

Our technology enhances our customer’s sensory experience at live events. It creates a natural extension of earlier concert culture allowing our customers to now have a piece of the live experience and own it forever.

Competition

Any entity that offers, or has the ability to offer, lice music recordings that can be uploaded to an app-based platform is considered a direct competitor of our Company, regardless of whether the end-user is required to pay for those services or not. This also includes applications that allow users engage in streaming activities and download musical content, such as Amazon, Apple, SoundCloud, iTunes, etc.

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Competitive Strengths

We believe our expertise and experience in “Instant Live” content production and distribution is a competitive strength that differentiates us from our competitors.

VNUE’s team members have been involved in the business of instant live content since 2003. The Company’s CEO has vast experience with this concept and how to commercialize it. Over the years, the Company has continued to develop the processes and methodologies it uses to gain partnerships with certain artists and labels which gives us a competitive advantage in live content industry. We plan to continue to develop our current business model as well as introduce new innovative and immersive software features to consumers.

Intellectual Property

VNUE has pending patents for our Soundstr™ technology and expects to file more related patents around the Soundstr™ platform, as well as Set.fm™. This will further strengthen the company as a leader in music technology and will allow us to have a competitive edge against those that may emerge as the company continues to execute.

We have patent-pending technology, USPTO Application US 2017/0316089, “System and Method for Capturing, Archiving and Controlling Content in a Performance Venue” which relates to our Soundstr™ technology.

Our Strategy for Growth

Key elements of our growth strategy include:

•	Continued rollout of the live recording business and further improvement to our software platforms.

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Rollout of the Soundstr technology, which is a key part of our Company’s strategy going forward.  Soundstr is in a space called “Music Recognition Technology,” (MRT), that is a relatively new area of live music and addresses a large market with no known, established solution for recognizing music and then tracking this information in an automated fashion. By leveraging technology and automation, Soundstr will be in a position to help the company build a large database of music performed in public spaces, such as bars, restaurants, gyms, radio, and other businesses.

Summary of Significant Risk Factors

Investing in our shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our shares. Below please find a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

Corporate Information

Our common stock offered in this prospectus is quoted on the OTC Pink under the symbol “VNUE”.

Our principal executive offices are located at 104 W. 29th Street, 11th Floor, New York, NY 10001, and our telephone number is 833-937-5493. Our website is VNUE.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

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THE OFFERING

Issuer	VNUE, INC.
Securities Being Offered	250,000,000 shares of common stock.
Offering Price	$0.00912 per share

Common Stock Outstanding Before this Offering Newly Issued Common Stock Being Registered Pursuant to the Offering	1,269,633,963 250,000,000

Common Stock Outstanding After this Offering Common Stock In Public Float Before The Offering	1,019,633,963 1,108,423,770

Use of Proceeds Offering Period

We estimate that we will receive net proceeds of approximately $2,280,000 from our sale of Shares in this offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to provide funding for service, sales, marketing efforts, strategic acquisitions and related expenses, and general working capital. See “Use of Proceeds.”

The Offering will conclude upon such time as all the common stock has been sold pursuant to the registration statement, or 24 months after the effective date.

Risk Factors

Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

Transfer Agent	ClearTrust, LLC

Unless we indicate otherwise, all information in this prospectus is based on 1,269,633,963 shares of common stock issued and outstanding as of July 8, 2021, and excludes shares issuable upon conversion of convertible notes and shares issuable upon the conversion of outstanding warrants and options.

RISK FACTORS

Risks Related to our Business

If we fail to keep up with industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

The live music content industry is rapidly evolving and subject to continuous technological changes. Our success will depend on our ability to keep up with the changes in technology and user behavior resulting from new developments and innovations. For example, as we provide our product and service offerings across a variety of mobile systems and devices, we are dependent on the interoperability of our services with popular mobile devices and mobile operating systems that we do not control, such as Android and iOS. If any changes in such mobile operating systems or devices degrade the functionality of our services or give preferential treatment to competitive services, the usage of our services could be adversely affected.

Technological innovations may also require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. We cannot assure you that we can obtain financing to cover such expenditure. If we fail to adapt our products and services to such changes in an effective and timely manner, we may suffer from decreased user base, which, in turn, could materially and adversely affect our business, financial condition and results of operations.

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Rapidly evolving technologies could cause demand for our products to decline or could cause our products to become obsolete.

Current or future competitors may develop technological or product innovations that address live music content in a manner that is, or is perceived to be, equivalent or superior to our products. In the technology market in particular, innovative products have been introduced which have the effect of revolutionizing a product category and rendering many existing products obsolete. If competitors introduce new products or services that compete with or surpass the quality or the price/performance of our products, we may be unable to attract and retain users or to maintain or increase revenues from our users. We may not anticipate such developments and may be unable to adequately compete with these potential solutions. As a result of these or similar potential developments, in the future it is possible that competitive dynamics in our market may require us to reduce prices for our paid for products, which could harm our net revenues, gross margin and operating results or cause us to incur losses.

Our business depends on our users having continued and unimpeded access to the Internet. Companies providing access to the Internet may be able to block or degrade our calls, or block access to our website or charge us or our users additional fees for our products.

All of our users rely on open, unrestricted access to the Internet to use our products. If they have limited, restricted or no access at all to the Internet, or their connection to the Internet is interrupted or disturbed, they may be less likely to use our products as a result.

Some of these internet providers have stated that they may take measures that could increase the cost of customers’ use of our products by restricting or prohibiting the use of their lines or access points to the Internet for our products, by filtering, blocking, delaying, or degrading the packets of data used to transmit our communications, and by charging increased fees to our users for access to our products.

Some Internet access providers have additionally, or alternatively, contractually restricted their customers’ access to Internet communications products through their terms of service. Customers of these and other Internet access providers may not be aware that technical disruptions or additional tariffs are the act of other parties, which could harm our brand. Even if customers understand that we are not the source of such disruptions, they may be less likely to use our products as a result.

In the United States, the European Union and other jurisdictions, regulatory authorities are in the process of examining the adoption of “network neutrality” policies, which aim to treat all Internet traffic equally, and developing or considering laws and regulations to codify acceptable behaviors on the part of network operators and access providers when providing consumers and businesses with access to the Internet. Different regulatory authorities have different approaches to this policy area both from a substantive and procedural perspective. Any failure on the part of regulatory authorities to protect the accessibility of the Internet to all, or any particular category of, Internet subscribers, or their failure to protect the delivery on a non-discriminatory basis of user communications over the Internet, regardless of type or service, could harm our results of operations and prospects.

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Our business depends on the continued reliability of the Internet infrastructure.

If Internet service providers and other third parties providing Internet services have outages or deteriorations in their quality of service, our customers will not have access to our products or may experience a decrease in the quality of our products.

Furthermore, as the rate of adoption of new technology increases, the networks on which our products rely in certain countries may not be able to sufficiently adapt to the increased demand for their products and services. Frequent or persistent interruptions could cause current or potential users to believe that our systems are unreliable, leading them to switch to our competitors or to avoid our products, and could permanently harm our reputation and brands.

We cannot control internet-based delays and interruptions, which may negatively affect our customers and thus our revenues.

Any delay or interruption in the services by these third parties service providers could result in delayed or interrupted service to our customers and could harm tour business. Accordingly, we could be adversely affected if such third party service providers fail to maintain consistent and reliable services, or fail to continue to make these services available to us on economically acceptable terms, or at all. These suppliers could also be adversely impacted by the COVID-19 pandemic, which could affect their ability to deliver their services to our customers in a satisfactory manner, or at all.

Our failure to adopt certain corporate governance procedures may prevent us from obtaining a listing on a national securities exchange.

We do not have an audit, compensation or nominating and corporate governance committee. The functions such committees would perform are performed by the board as a whole. Consequently, there is a potential conflict of interest in board decisions that may adversely affect our ability to become a listed security on a national securities exchange and as a result adversely affect the liquidity of our Common Stock.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate intellectual property rights held by third parties. We have not but in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. There could also be existing intellectual property of which we are not aware that our products may inadvertently infringe. We cannot assure you that holders of intellectual property purportedly relating to some aspect of our technology or business, if any such holders exist, would not seek to enforce such intellectual property against us in the United States, or any other jurisdictions. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question, and our business, financial position and results of operations could be materially and adversely affected.

Digital piracy continues to adversely impact our business.

A substantial portion of our revenue comes from the distribution of music which is potentially subject to unauthorized consumer copying and widespread digital dissemination without an economic return to us, including as a result of “stream-ripping.” In its Music Listening 2019 report, IFPI surveyed 34,000 Internet users to examine the ways in which music consumers aged 16 to 64 engage with recorded music across 21 countries. Of those surveyed, 23% used illegal stream-ripping services, the leading form of music piracy. Organized industrial piracy may also lead to decreased revenues. The impact of digital piracy on legitimate music revenues and subscriptions is hard to quantify, but we believe that illegal file sharing and other forms of unauthorized activity, including stream manipulation, have a substantial negative impact on music revenues. If we fail to obtain appropriate relief through the judicial process or the complete enforcement of judicial decisions issued in our favor (or if judicial decisions are not in our favor), if we are unsuccessful in our efforts to lobby governments to enact and enforce stronger legal penalties for copyright infringement or if we fail to develop effective means of protecting and enforcing our intellectual property (whether copyrights or other intellectual property rights such as patents, trademarks and trade secrets) or our music entertainment-related products or services, our results of operations, financial position and prospects may suffer.

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Risks Related to our Common Stock

Since we are traded on the OTC Pink Market, an active, liquid trading market for our common stock may not develop or be sustained. If and when an active market develops the price of our common stock may be volatile.

Presently, our common stock is traded on the OTC pink sheets and the closing price of our stock on June 21, 2021 is $0.014. Presently there is limited trading in our stock and in the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations, market visibility for shares of our common stock may be limited, and a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares.

Trading in stocks quoted on the Pink Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock. Moreover, the pink sheets is not a stock exchange, and trading of securities is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a national stock exchange like the NYSE. Accordingly, stockholders may have difficulty reselling any shares of common stock.

There is no assurance that we will be able to pay dividends to our shareholders, which means that you could receive little or no return on your investment.

Payment of dividends from our earnings and profits may be made at the sole discretion of our board of directors. There is no assurance that we will generate any distributable cash from operations. Our board may elect to retain cash for operating purposes, debt retirement, or some other purpose. Consequently, you may receive little or no return on your investment.

Our shares will be subordinate to all of our debts and liabilities, which increases the risk that you could lose your entire investment.

Our shares are equity interests that will be subordinate to all of our current and future indebtedness with respect to claims on our assets. In any liquidation, all of our debts and liabilities must be paid before any payment is made to our shareholders. The amount of any debt financing we incur creates a substantial risk that in the event of our bankruptcy, liquidation or reorganization, we may have no assets remaining for distribution to our shareholders after payment of our debts.

Our Board of Directors may authorize and issue shares of new classes of stock that could be superior to or adversely affect you as a holder of our common stock.

Our board of directors has the power to authorize and issue shares of classes of stock, including preferred stock that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights without further shareholder approval which could adversely affect the rights of the holders of our common stock. In addition, our board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

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Any of these actions could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding common stock in the public marketplace could reduce the price of our common stock.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of internal controls over financial reporting.

Our reporting obligations as a public company place a significant strain on our management and operational and financial resources and systems. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting may result in the loss of investor confidence in the reliability of our financial statements, which in turn may harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 2,000,000,000 shares of common stock. We currently have 1,211,495,162 shares of common stock issued and outstanding. The future issuance of common stock will result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

There is a limited market for our common stock, which may make it difficult for holders of our common stock to sell their stock.

Our common stock currently trades on the OTC Pink Markets under the symbol “VNUE” and currently there is no trading in our common stock or current information regarding our company. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, many brokerage firms will not process transactions involving low price stocks, especially those that come within the definition of a “penny stock.” If we cease to be quoted, holders of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and the market value of our common stock would likely decline.

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The trading price of our Common Stock is likely to be volatile, which could result in substantial losses to investors.

The trading price of our common stock is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located outside of the United States. In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new offerings, solutions and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our brand, our services or our industry;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our common stock will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We are subject to be the penny stock rules which will make shares of our common stock more difficult to sell.

We are subject now and, in the future, may continue to be subject to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.

Sales of substantial amounts of our common stock in the public market after the filing of this Form S-1, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our ability to raise capital through equity offerings in the future. Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities. We currently have 1,211,495,162 shares of common stock outstanding, with approximately 24.6% of the shares being held by affiliates. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our common stock.

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Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value, or even maintain the price at which you purchased the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is therefore in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks.

The publication of any such commentary regarding us by a short seller may bring about a temporary, or possibly long term, decline in the market price of our common stock. No assurances can be made that we will not become a target of such commentary and declines in the market price of our common stock will not occur in the future, in connection with such commentary by short sellers or otherwise.

Risks Related to the Offering

Our existing stockholders may experience significant dilution from the sale of our common stock.

The sale of our common stock in this Offering may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the Offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

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There could be unidentified risks involved with an investment in our securities.

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in the securities. Additional risks will likely be experienced that are not presently foreseen by us. Prospective investors must not construe this the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire Prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in us for an indefinite period of time and who can afford to lose their entire investment. We make no representations or warranties of any kind with respect to the likelihood of the success or the business of our Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

We cannot predict all of the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and include information concerning possible or assumed future results of our operations, including statements about potential acquisition or merger targets; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained herein. Shareholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved.

These forward-looking statements represent our intentions, plans, expectations, assumptions `and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Considering these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements concerning other matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

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THE OFFERING

This Prospectus relates to the sale of 200,000,000 shares of common stock, par value $0.0001, of the Company at a fixed price of $0.00912 per share. This Offering will terminate 24 months after commencement. We are offering the shares on a self-underwritten “best efforts” basis directly through our management. There is no minimum amount of shares required to be purchased, and the total proceeds received by us might not be enough to continue. No commissions or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

USE OF PROCEEDS

We estimate the net proceeds to us from this Offering will be approximately $2,280,000, based on an assumed initial offering price of $0.00912, per share, after deducting estimated offering expenses payable by us.

We anticipate that the net proceeds of the Offering will be used primarily to execute our business plan as follows: $2,000,000 for general working capital, and $280,000 remaining in cash reserves. Additionally, proceeds will be used for paying other general and administrative expenses associated with this offering, and paying general and administrative expenses associated with being a public company, such as accounting, auditing, transfer agent, EDGAR filing, and legal expenses. In the event that we sell less than the maximum shares offered in the Offering, our first priority is to pay fees associated with registration of our stock and general working capital. The following table summarizes how we anticipate using the gross proceeds of the Offering, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Offering:

The Company anticipates that the estimated $2,280,000 gross proceeds from the offering would enable it to expand operations, enable further research and development of our technology, and fund its other capital needs for the next fiscal year. In the event that the offering is not completed, the Company will likely be required to seek additional financing as the Company needs a minimum of approximately $1,000,000 in gross proceeds to implement its business plan and support its operations over the next twelve months. There can be no assurance that additional financing will be available when needed, and, if available, that it will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The shares for sale by the Company in the Offering of 250,000,000 shares will be sold at a fixed price of $0.00912 per share.

MARKET PRICE AND DIVIDENDS

Market Price for our Common Stock

There is a limited public market for our common shares. Our common shares are quoted on the OTC Pink under the symbol “VNUE”. Trading in stocks quoted on the OTC Pink is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects. We cannot assure you that there will be a market in the future for our common stock.

OTC Pink securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTC Pink securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Pink issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Our common stock became eligible for quotation on the OTC Pink in December 2006. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders

On July 8, 2021, there were 216 holders of record of our Common Stock. The number of record holders does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the expansion of our business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts and they become due in the usual course of business; or

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Rule 10B-18 Transactions

None.

DILUTION

Just prior to the Offering there are 1,269,633,963 common shares outstanding. The 250,000,000 shares of common stock of the Company being offered in the Offering represent a dilution event to common stockholders that will result in a new total for outstanding and issued common shares of 1,019,633,963.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

VNUE, Inc. was originally incorporated as Tierra Grande Resources Inc. in Nevada on April 4, 2006. On May 29, 2015, Tierra Grande entered into a Merger Agreement with VNUE, Inc., resulting in VNUE, Inc. becoming Tierra Grande’s wholly-owned operating subsidiary. Pursuant to the Merger Agreement Tierra Grande changed its name to VNUE, Inc.

VNUE was founded with the vision of creating a collective network of connected venues that empower and assist bands, artists, and entertainers. Our technology allows our consumers to monetize their performances in the venues where they perform using mobile technologies, leveraging teams that record concerts, and making that content available through our technology and technology partners.

In 2014, VNUE acquired Lively LLC, a Seattle based music technology company and direct-to-fan mobile platform. This platform connected artists, fans, and brands together by capturing live performances. In May 2016, Zach Bair, our Company’s CEO, joined VNUE. He and his team determined that the Lively intellectual property (“IP”), although valuable, had not been fully developed to the extent that it could be deployed with major recording artist clients. The Company set out to build and acquire other technologies which would help the Company realize its goals more fully.

DiscLive™ Exclusive License

On July 10, 2017, VNUE entered into a licensing agreement (“Licensing Agreement”) with RockHouse Live Media Productions, Inc., DBA “DiscLive” or “DiscLive Network” (“DiscLive”) (DiscLive and related marks indicated herein are marks utilized by DiscLive and the Company disclaims rights to those names or marks). This Agreement provided VNUE with an exclusive license from DiscLive, for three years unless earlier terminated under the Agreement, for the use of all DiscLive’s assets, including but not limited to the DiscLive brand, website (including eCommerce platform), intellectual property, inventory, equipment and trade secrets. DiscLive received a license fee equal to five percent (5%) of any sales derived from the sale and use of the products and services by the Company. DiscLive is controlled by our Chief Executive Officer, Mr. Bair. On March 19, 2021, the Licensing Agreement was extended until March 2022, and will automatically extend unless either party notifies the other of cancellation.

Set.fm™ Acquisition

On October 16, 2017, the Company entered into an asset purchase agreement (the “Purchase Agreement”) with PledgeMusic, Inc., whereby the Company acquired the assets of the digital live music distribution platform Set.fm™ from PledgeMusic (See Note 3 of the Consolidated Financial Statements herein). Set.fm™ allows us to record and sell live shows directly to consumer’s mobile devices, uploading simultaneously with the artist’s performance, similar to the “instant live” physical distribution of DiscLive. The platform features an innovative and an easy-to-use DIY studio app. VNUE has conducted software updates and intends to continue to update the Set.fm™ platform which will lead to overall improvement of the platform. This will allow the Company to leverage the platform for major label music clients. Set.fm has been used to record and release content for numerous major artists such as Rob Thomas, Patty Smyth and Scandal, and King’s X.

Soundstr™ Acquisition

On April 23, 2018, the Company entered into an asset purchase agreement with MusicPlay Analytics, LLC (d/b/a Soundstr) (“Soundstr”) (the “Soundstr Purchase Agreement”) whereby the Company acquired the assets of Soundstr, a technology that aims to help businesses pay fairer music license fees based on actual music usage (see Note 3 of the Consolidated Financial Statements herein).

The Company intends to continually update and improve the above technologies as funds and resources permit. Currently the technology has progressed such that we deployed some units to the field for further testing, and commercialization.

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Recent Developments

On March 11, 2020, the World Health Organization (“WHO”) declared the COVID-19 outbreak to be a global pandemic. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease.

There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have. The onset of Covid-19 in March 2020 has had a material adverse impact on our business

Impact of Current Coronavirus (COVID-19) Pandemic on the Company

While the COVID-19 pandemic had an effect on our ability to complete our financial statements in a timely manner, and had a material effect on our revenues from live concert events, we do not believe that it will have a material adverse effect on other aspects of our business at this time as we are currently scheduled to roll out our products in the third quarter of 2020 that are not dependent on large live venues. Nonetheless a material portion of our future set.fm and DiscLive business is dependent on the success of public events and gatherings. If quarantine and social distancing rules or even social fears continue through such time then we will be materially adversely affected, as these gatherings will see fewer attendees. However, as Soundstr™ is rolled out, we do not expect to have a materially adverse effect, as our devices will be rolled out to radio stations initially, which do not depend upon attendees. We also do not anticipate expending material costs on implementing social distancing or similar measures in our business.

Corporate Developments

None.

Our Products

We have two main product lines:

•

Set.fm™ / DiscLive Network™ - Our consumer app platform allows customers to download and purchase, via their individual mobile device, the concert they just attended. There are also physical collectible products which are recorded and sold at shows as well as online through the Company’s exclusive partner DiscLive Network™. The app itself is free to download, and allows for in app purchases regarding the content. (Currently, this is the only platform that generates any revenue for the Company.)

•

Soundstr™ - a comprehensive music identification and rights management Cloud platform that we are developing, when fully deployed, can accurately track and audit public performances of music, creating a more transparent ecosystem for general music licensing and associated royalty payments, which will help ensure the correct stakeholders are compensated through the use of our “big data” collection.

While Set.fm™ and Soundstr™ are proprietary marks of the Company, DiscLive, and its related marks and names are not owned by the Company and are owned and utilized by RockHouse Live Media Productions, Inc. The Company has not filed any formal trademark applications relating to Set.fm™ with the United States US Patent and Trademark Office but has been using these marks openly since 2017 and claims common law rights to them.

The Company currently only generates revenue from Set.fm and from DiscLive by (a) recording the audio of live concerts, and selling the content “instantly” through its set.fm website, as well as the IOS Set.fm mobile application, and (b) selling content on physical products such as CDs, which are burned on-site where customers can purchase them. Our customers are fans of live music and the bands which we record.

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The Market

Our business has two main “end users” or revenue sources:

•	the “consumer”, where we record live concerts and release experiential content to fans immediately afterward (the “instant live” model), which consists of DiscLive, and Set.fm™, and

•

The emerging market of Music Recognition Technology (MRT), which is a B2B model whereby we can identify music being played in bars, restaurants, other businesses, and radio stations, and trace that music back to the original songwriters so that we can ensure the correct creators are being compensated. This is the Soundstr cloud and hardware technology. Eventually, we envision this functionality being merged together.

Set.fm™ & DiscLive™: “Instant Live Recording and Experiential Products”

DiscLive and set.fm™ provide customers with instant experiential content, so that they can take their experience home with them. The concert never ends with DiscLive and Set.fm™. With the increase in digital media (and related piracy issues), music concerts and related media and merchandising and events (e.g. post-concert shows etc.) are becoming the primary driver in music revenues today.

How Instant Live Recording Works

Teams follow certain bands and musical artists on tour, record the live performances and then release high-quality audio products instantly via the set.fm™ mobile app and DiscLive physical products (online and onsite). Set.fm™ also offers “indie” artists a free “Set.fm Studio” app which allows them to record themselves and then sell their music on our platform. Thousands of shows have been recorded all over the world and tens of thousands of products sold. Major artist clients (past and current) include Rob Thomas, Peter Frampton, King’s X, Bad Company, Slash, Seether, Devo, Blondie, and others.

Sales and Marketing

We sell CDs and digital downloads of recorded live concerts, which are made available to customers immediately after shows. We partner with the artists and labels and engage with our customer base to make them aware of the availability of these products. We market through artist and label websites, as well as their social media, and our own platforms. We have a strong grassroots marketing strategy that leverages our relationships. Customers are made aware of our products before a concert, during a concert (including and on-site sales and production team) and after a concert is over. Our executive team has a large high level network with multiple music companies, labels and management companies. As such, we do not require a large marketing team to court potential artists to come and be a part of our platform.

Seasonality

We do not have a seasonal business cycle.

Environmental Matters

Our business currently does not implicate any environmental regulation.

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Intellectual Property

VNUE has pending patents for our Soundstr technology, and expects to file more related patents around the Soundstr™ platform, as well as Set.fm.

The Company has not filed any formal trademark applications relating to Set.fm or Soundstr with the United States US Patent and Trademark Office but has been using these marks openly since approximately fall 2017 and spring 2018 respectively, although both marks had been in use well before our acquisition of the assets.

We have patent-pending technology, USPTO Application US 2017/0316089, “System and Method for Capturing, Archiving and Controlling Content in a Performance Venue” which relates to our Soundstr™ technology.

We have patents pending for our Soundstr technology, and expect to file more patents and trademarks around technology we are developing or have already developed, or plan to develop, funds permitting. We will continue to assess the need for any copyright, trademark, or patent applications on an ongoing basis.

DESCRIPTION OF PROPERTY CONFIRMED

Our corporate office is located at 104 W. 29th Street, 11th Floor, New York, NY 10001. We pay $640 a month to utilize this space. Our telephone number is 833.WE.R.LIVE. The office space is shared with other companies and entrepreneurs. Additionally, we pay $1,000 per month for the use of the space at 5711 Raleigh LaGrange, Memphis, TN 38134, which is a warehouse and fulfillment center for physical products, and storage for equipment. We began the use of the New York office space in April 2015.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings relating to claims arising out of our operations in the normal course of business. However, we are currently not involved with any legal proceedings or claims.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements.

Impact of Current Coronavirus (COVID-19) Pandemic on the Company

Overview

The live music and entertainment space are constantly searching for new monetization outlets. Music licensing and royalties are particular “hot button” issues in the industry. We believe that we have developed solutions for these issues that create new revenue streams and simultaneously help protect the rights of the creators and help ensure they are properly compensated. This benefits not only artists, labels, publishers, and live venues, but also our customers.

On May 29, 2015, Tierra Grande entered into a Merger Agreement with VNUE, Inc. Pursuant to which, all of the outstanding shares of any class or series of VNUE, Inc. were exchanged for an aggregate of 50,762,987 shares of Tierra Grande common stock. As a result of the Merger Agreement, VNUE, Inc. became a wholly-owned subsidiary of the Company, and the transaction was accounted for as a reverse merger whereby VNUE, Inc. was the acquired company for accounting purposes, and the Company deemed the legal acquirer.

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Through VNUE, Inc. we carry on business as a live entertainment music technology company that offers a suite of products and services which monetize and monitor music for artists, labels, performing rights organizations, publishers, writers, radio stations, venues, restaurants, bars, and other stakeholders in music.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, revenue recognition, recoverability of accounts receivable, digital assets, and investments. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved.

Revenue Recognition

On January 1, 2019, the Company adopted the new accounting standard ASC 606. Revenue from Contracts with Customers, for all open contracts and related amendments as of December 31, 2019 using the modified retrospective method. The adoption had no impact on the reported results. Results for 2018 are presented under ASC 606, while the comparative information will not be restated and will continue to be reported under the accounting standards in effect for that period.

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligation(s) in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligation(s) in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

The Company recognizes revenues derived from sub-leasing telecommunications infrastructure and the provision of telecommunications and colocation services. These revenues are accounted for as a single performance obligation satisfied over time because the customer simultaneously receives and consumes the benefits of the Company’s performance on a monthly basis. These arrangements stipulate monthly billing and the Company has elected the “as invoiced” practical expedient to recognize revenue as the services are consumed as the Company has the right to payment in an amount that corresponds directly with the value of performance completed to date.

Taxes collected from customers and remitted to a governmental authority are reported on a net basis and are excluded from revenue. Most revenue is billed in advance on a fixed-rate basis. The remainder of revenue is billed in arrears on a transactional basis determined by customer usage.

The Company often bills customers for upfront charges. These charges relate to down payments or prepayments for future services or equipment and are influenced by various business factors including how the Company and customer agree to structure the payment terms. These payments are recognized as deferred revenue until the service is provided or equipment is delivered and installed. All ongoing fees are billed and recognized as revenue on a monthly basis as service is provided.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

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Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

For the twelve months ended December 31, 2020 and 2019, there were no significant deferred tax assets, except for a net operating loss carryforward for which a 100% valuation allowance has been provided.

The Company annually conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of December 31, 2020 and 2019. The 2016 to 2019 tax years are still subject to Federal audit. The 2016 to 2020 tax years are still subject to state audit.

Recent Authoritative Guidance

In February 2017, the FASB issued ASU No. 2017-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

•	A lease liability, which is the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

•	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, the lessor’s accounting with the lessee’s accounting model and Topic 606, Revenue from Contracts with Customers.

In August 2018, the FASB issued new guidance on disclosures related to fair value measurements. The guidance is intended to improve the effectiveness of the notes to financial statements by facilitating clearer communication, and it includes multiple new, eliminated and modified disclosure requirements. The guidance was effective for the Company as of January 1, 2020. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued new guidance on income taxes. The guidance removes certain exceptions to the general income tax accounting principles and clarifies and amends existing guidance to facilitate consistent application of the accounting principles. The new guidance is effective for us as of January 1, 2021. The Company is assessing the impact of the adoption of this guidance on its consolidated financial statements.

Management does not believe any other recently issued but not yet effective accounting pronouncement, if adopted, would have a material impact effect on the Company’s present or future financial statements.

Results of Operations

The following discussion and analysis of our results of operations and financial condition for the three months ended March 31, 2021 and the twelve months ended December 31, 2020 should be read in conjunction with our condensed consolidated financial statements, our audited consolidated financial statements and related notes included in this report. We are in the process of completing the development of our products and services and therefore have only nominal revenues or income. Accordingly, we are completely dependent on our capital raising efforts in order to complete development and roll out our products.

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Three Months Ended March 31, 2021, Compared to Three Months Ended March 31, 2020

Revenues

Our revenues for the three months ended March 31, 2021 and 2020, was $2,261 and $12,059, respectively. The reason for the increase/decrease was due to the lingering impact of Covid-19 which has prevented live concerts from taking place.

Direct Costs of Revenues

Our direct costs of revenues for the three months ended March 31, 2021, and 2020 was $-0- and $8,509, respectively. Gross margin is calculated by subtracting direct costs from revenue. Due to the low level Due to the low current sales levels, the associated costs are not indicative of the costs and margins we expect to generate from higher sales volumes.

General and Administrative Expenses

Our general and administrative expenses for the three months ended March 31, 2021, and 2020, was $174,028 and $176,188. These general and administrative expenses were consistent during the comparable periods. These expenses as of March 31, 2021 were primarily comprised of approximately $91,000 of legal and professional fees, and $57,500 of officers compensation.

Other Income (Expenses), Net

We recorded other income, net of $2,162,868 for the three months ended March 31, 2021, compared to other expense, net of $(466,919) for the three months ended March 31, 2020. The significant increase in other income net, in the 2021 period was primarily attributable to a reduction of $2,344,234 in the Company derivative liability related to convertible notes.

Net Income (Loss)

As a result of the foregoing revenues, direct costs of revenues, research and development expenses, general and administrative expenses, and other income (expenses), net, our net profit was $1,991,101 for the three months ended March 31, 2021, compared to a net loss for the three months ended March 31, 2020, of $(639,557).

Liquidity and Capital Resources

Since our inception, we have funded our operations primarily through private offerings of our equity securities and loans.

As of March 31, 2021, we had current assets consisting of cash and cash equivalents of $57,439.

We had negative cash flows from operating activities of $174,019 for the three months ended March 31, 2021, compared with negative cash flows from operating activities of $181,277 for the three months ended March 31, 2020. The slight decrease in our negative cash flows from operations was primarily attributable to the net change in our operating assets and liabilities in the 2021 period.

We generated cash flows from financing activities of $227,000, for the three months ended March 31, 2021, as compared to $145,600 for the three months ended March 31, 2020. The increase/decrease in net cash provided by financing operations was due to an increase in the proceeds from convertible notes.

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Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Revenues

Our revenues for the twelve months ended December 31, 2020 and 2019, amount to $22,474 and $206,161, respectively, a decrease of $183,687. The decrease in revenues in 2020 compared to 2019 is primarily attributable to the onset of Covid-19 which eliminated the possibility of holding live music events which is the essential element of the Company’s business and is necessary to generate revenues. If the Covid-19 pandemic is mitigated the Company expects to resume its tour that was cancelled in 202 with Matchbox Twenty and generate revenue, however, there can be no assurances this will occur.

Direct Costs of Revenues

Our direct costs of revenues for the twelve months ended December 31, 2020 and 2019, amounted to $8,509 and $211,031, respectively, a decrease of $202,522. The decrease in costs resulted from decreased sales volumes.

Research and Development

Our research and development expenses for the twelve months ended December 31, 2020 amounted to $-0- compared to $12,404 for the twelve months ended December 31, 2019. We believe that R&D is a material portion of our business plan and if we are unable to raise sufficient capital or to implement a proper R&D program we will be adversely affected. As we continue to move forward, we expect to spend more on R&D due to our product roadmap and in further developing solutions that will invoke both consumer interest as well as further automation and usability of our products.

General and Administrative Expenses

Our general and administrative expenses for the twelve months ended December 31, 2020 and 2019, amounted to $601,022 and $1,177,756 respectively. The increase in general and administrative expenses in 2020 compared to the same period in 2019 was due primarily to a one-time non-cash stock based compensation charge of $590,129 in 2019 related to the issuance of preferred stock, compared to $-0- in stock based compensation in 2020. Excluding stock-based compensation, general and administrative expense in 2020 was $587,627, or at level substantially equivalent to 2019 levels.

Intangible Asset Impairment

On December 31, 2019, we conducted an impairment analysis and although we believe that we will be able to generate revenues in the future from our Soundstr asset, based on the lack of any historical sales to date or lack of any pending contracts, we determined that we could not substantiate any anticipated future revenues, and determined that the remaining book value of the intangible of $132,397 should be impaired as of December 31, 2019.

Other Income (Expenses), Net

We recorded other expense, net, for the twelve months ended December 31, 2020 of $3,996,719 compared to other expense, net, of $72,671 for the year ended December 31, 2019. The significant increase in other expense, net, in 2020 compared to 2019 levels was primarily due to an increase in expense based on the increase in the fair value of the derivative liability of $3,413,629, an increase in financing costs in 2020 of $713,805; offset by a decrease in the loss on the extinguishment of debt of $268,920 in 2020.

Net Loss from Operations

As a result of the foregoing revenues, direct costs of revenues, research and development expenses, general and administrative expenses, and other income (expenses), net, our net loss for the twelve months ended December 31, 2020 and 2019, was $4,553,777 and $1,400,098, respectively.

Liquidity and Capital Resources

Since our inception, we have funded our operations primarily through private offerings of our equity securities and loans, including convertible debt. Our ability to raise capital in the form of equity or convertible debt will be hindered if and as our stock price decreases or we are required to increase our capitalization.

As of December 31, 2020, we had cash and cash equivalents of $4,458.

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We had negative cash flow from operating activities of $518,493 for the twelve months ended December 31, 2020, compared with negative cash flow from operating activities of $501,905 for the twelve months ended December 31, 2019.

We had no cash used for investing activity in either 2020 or 2019.

Cash flow provided by financing activities was $470,855 for the year ended December 31, 2020 as compared to $535,810 for the twelve months ended December 31, 2019. The decrease in cash flow provided from financing activities is primarily attributable to a reduction in proceeds from the issuance of convertible notes and promissory notes of approximately $65,000 in 2020 compared to 2019 levels.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Going Concern

The Company’s auditors have expressed doubt as to the ability of the Company to continue as a going concern. As of March 31, 2021, the Company had cash on hand of $57,43. The Company had negative working capital of $6,144,655 and an accumulated deficit of $14,764,575. As of December 31, 2020, the Company had a stockholders’ deficit of $16,755,676 and negative working of $8,247,522. Certain of the Company’s notes payable are also past due, however, we have negotiated extensions for them and continue to honor them. One of our vendors claims that we owe them $1,172,781 in unpaid interest and penalties above the principal amount due. We intend to dispute this claim. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements were issued. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management estimates that the current funds on hand will only be sufficient to continue operations through July, 2021. Historically, the Company has used the proceeds of convertible notes to fund its operations. The Company believes that it can continue to raise proceeds during 2021, however, there can be no assurances. The ability of the Company to continue as a going concern is dependent on the Company’s ability to execute its strategy and in its ability to raise additional funds. Management is currently seeking additional funds, primarily through the issuance of equity or convertible debt securities for cash to operate our business. However, among other risks and uncertainties, given our low stock price, and limited number of authorized common shares available for issuance, we will likely be required to increase our authorized capital in order to accommodate these financings, which action will require shareholder approval. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case or equity financing.

We have generated minimal revenues, have incurred losses since our inception, and rely upon the issuance of convertible notes to fund our operations. If we are unable to continue issuing convertible debt or raise equity or secure alternative financing, we may not be able to pursue our plans and our business may fail.

Contractual Obligations

None

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Smaller reporting companies are not required to provide the information required by this item.

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MANAGEMENT AND BOARD OF DIRECTORS

Board of Directors, Executive Officers and Significant Employees

The following table sets forth the names and ages of our officers and directors. Our executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or a successor is elected and qualified.

Name	Age	Position

M. Zach Bair	59	Chairman, Chief Executive Officer and Chief Accounting Officer
Anthony Cardenas	55	Director, Chief Financial Officer and Vice President of Artist Development
Louis Mann	70	Executive Vice President

M. Zach Bair, 59, Chairman of the Board of Directors, Chief Executive Officer and Chief Accounting Officer joined VNUE, Inc. in May 2016. Prior to his employment with VNUE, Mr. Bair was Founder, President and Chief Executive Officer for DiscLive Network/RockHouse Live Media Productions, Inc. from January 2007 to May 2016. From March 2001 to December 2006 Mr. Bair was Founder, Chairman and Chief Executive Officer of Immediatek, Inc., a music technology company Mr. Bair took public in 2002. Mr. Bair is an accomplished audio and video producer, and has been a voting member of the Recording Academy (the Grammys™) since 2012. Mr. Bair has significant experience in implementing and commercializing an “instant media” business model.  After selling the original DiscLive in 2006 as part of Immediatek, Mr. Bair started a similar instant media company in 2007 under the RockHouse brand. Mr. Bair’s  extensive experience in the instant media space led to the conclusion that he should serve as a director of VNUE.

Anthony Cardenas, 55, Director, Chief Creative Officer and Vice President of Artist Relations joined VNUE, Inc. in May, 2016. Prior to Mr. Cardenas’ role with our Company, he was employed by DiscLive Network/RockHouse Live Media Productions, Inc. from January 2012 to May 2016 in product development and marketing. From January 2002 to January 2012, Mr. Cardenas was employed as the President and Co-Founder the by DiskFactory.com. Mr. Cardenas’ background makes him well qualified to serve as a director.

Significant Employees

Louis Mann, 70, the Company’s Executive Vice President, joined VNUE in September 2017. Prior to joining VNUE, Mr. Mann was the President of the Media Properties division of House of Blues International since June 1999. During his musical career, Mr. Mann was involved with the development of new artists such as Whitney Houston, The Alan Parsons Project, and Barry Manilow. He served as Senior Vice President and General Manager of Capital Records, Inc. from October 1988 to December 2002 where he was in charge of developing the strategic vision for the company. Mr. Mann also founded the Third Day Partnership, LLC.

James A. King (Jim), 59, Chief Technology Officer (CTO), joined VNUE in March, 2019. Prior to joining the VNUE team, Mr. King held numerous business leadership roles, technology and operations roles, and was involved in a number of start-up efforts. Over his 33 year career, he has worked for companies such as The McGraw-Hill Companies, Reed Elsevier, LexisNexis, United Business Media’s PRNewswire, Broadcast Music Incorporated, Brightpoint Mobile, Microsoft Corporation, and AT&T/NCR Corporation. Mr. King is also the CEO for Spoken Giants, LLC and Core Rights, LLC, and provides consulting services for companies such as Outsell, Inc, Capital Investment Partners, Inc., and others.

Jock Weaver, 63, is a Special Advisor to the Company and joined VNUE in December 2018. Mr. Weaver founded and serves as Chairman of Heritage Trust Company, a private equity firm that provides advisory services to growing businesses, and can efficiently access debt and equity capital. Mr. Weaver is the youngest person in history to list a company on the London Stock Exchange and the American Stock Exchange. He has over 35 years of business experience in mergers, acquisitions, and the development of growth companies at an international level. Mr. Weaver founded TBA Entertainment Company in February 1994, one of the nation’s larger live event companies. Mr. Weaver served as the President of Hard Rock Café International, an English public company from January 1986 to January 1989.

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Jeff Zakim, 48, our Vice President of Business Development and Content Curation, joined VNUE, Inc. in October 2017. Prior to his employment with the Company, Mr. Zakim acted as a consultant from July 2015 to October 2017 for his own consultancy firm, Zakim Digital LLC. Prior to this, Mr. Zakim was employed with NAPC from September 2014 to July 2015. Mr. Zakim was employed by Eleven Seven Music Group, Inc. from January 2014 to August 2015 and Razor and Tie Enterprises, LLC from October 2012 to December 2013. From January 2011 to November 2011 Mr. Zakim was employed by Ruckus Media Group, LLC and from 2001 to November 2011 he was employed by EMI Music, Inc. Mr. Zakim has a Bachelor of Science degree in communications from Towson State University.

Term of Office

Our directors are appointed and shall hold office until his successor is elected and qualified, in accordance with our bylaws.

Family Relationships

There are no family relationships among our directors and officers.

Certain Legal Proceedings

During the past ten years no current director, executive officer, promoter or control person of the Company has been involved in the following:

(1) A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii. Engaging in any type of business practice; or

iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

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(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i. Any Federal or State securities or commodities law or regulation; or

ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and the other executive officer with compensation exceeding $100,000 during 2020 and 2019 (each a “Named Executive Officer”).

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)		($)	($)(3)	($)
Zach Bair, CEO(2)	2020	170,000	0	0	0	0	0	0	170,000
	2019	170,000	0	0	0	0	0	214,264	384,264

Louis Mann, EVP (1)(4)	2020	$60,000	0	0	0	0	0	0	60,000
	2019	$60,000	0	3,050	0	0	0	109,964	170,014

_________

(1)	Mr. Louis Mann, 68, Executive Vice President, joined VNUE, Inc. in September 2017.
(2)	$108,500 of Mr. Bair’s compensation was deferred as of December 31, 2020.
(3)	Represents the fair value of preferred stock awards granted in 2019.
(4)	$101,250 of Mr. Mann’s compensation was deferred as of December 31, 2020.

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Equity Incentive Plan

The Company has a formal Stock Incentive Plan (the “Plan”), which was adopted on March 1, 2013, which was included as an exhibit with our Form 8-K filed April 11, 2013, and incorporated herein by reference. 15,000,000 shares of the Company’s common stock were reserved for awards in the Plan. No awards have been granted since the Plan’s adoption in March 2013.

Employment Agreements

None

Director Compensation

There is currently no agreement or arrangement to pay any of our directors for their services as our directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. No director has received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Outstanding Equity Awards at Fiscal Year-End

None

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Audit Committee

We do not have an audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board of Directors when performing the functions of what would generally be performed by an audit committee. The Board of Directors approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board of Directors reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Compensation of Directors

For the years ended December 31, 2020 and 2019, no members of our board of directors received compensation in their capacity as directors.

PRINCIPAL SHAREHOLDERS

The following table set forth the ownership, as of the date of this Annual Report, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

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The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security even though they may not rightfully “own” those shares. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The mailing address for all persons is at 104 W. 29th Street, 11th Floor, New York, NY 10001.

Shareholders	# of Shares		Percentage
Zach Bair, Chief Executive Officer	181,187,272	(1)	15.0%
Anthony Cardenas, Chief Creative Officer	27,000,000	(2)	2.2%
Louis Mann, Executive Vice President	89,921,491	(3)	7.4%
All directors and executive officers as a group	298,118,763	(4)	24.6%
Christopher Mann	8,185,886		.7%
Thomas Jackson Weaver III	105,000,000	(5)	8.7%

This table is based upon information derived from our stock records. The shareholder named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 1,269,633,963 shares of common stock outstanding as of July 8, 2021. The common shares outstanding include voting power of shares of Series A Preferred Stock owned by such officer or director. The Series A Preferred Stock vote on a 100:1 basis with common stockholders and convert on a 50:1 basis into common stock.

_________

(1)

Includes 31,352,572 shares of common stock and the voting power of 1,498,347 Series A Preferred Stock which cast votes as 149,834,700 shares of common stock. The Series A Preferred Stock owned by Mr. Bair converts into 74,917,350 shares of common stock.

(2)

Includes 1,000,000 shares of common stock and voting power of 260,000 shares of Series A Preferred Stock which vote as 26,000,000 shares of common stock. The Series A Preferred Stock owned by Mr. Cardenas converts into 13,000,000 shares of common stock.

(3)

Includes 15,078,591 shares of common stock and the voting power of 748,000 shares of Series A Preferred Stock which vote as 74,842,900 shares of common stock. The Series A Preferred Stock owned by Mr. Louis Mann convert into 37,421,450 shares of common stock.

(4)	Includes all common stock held by such directors or officers as a group, as well as the voting power of all Series A Preferred Stock owned by such persons.
(5)

Includes the voting power of 1,050,000 shares of Series A Preferred Stock which vote as 105,000,000 shares of common stock. Mr. Weaver’s Series A Preferred Stock convert into 52,500,000 shares of common stock.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “Independent Directors.” We do not believe that our directors currently meet the definition of “independent” as promulgated by the rules and regulations of NASDAQ.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 10, 2017, the Company entered into a Licensing Agreement with RockHouse Live Media Productions, Inc., DBA “DiscLive” or “DiscLive Network” (“DiscLive”) to formalize the terms of the Strategic Alliance entered into by the Company with DiscLive on July 21, 2016. VNUE has acquired an exclusive license from DiscLive, for a period of three years unless earlier terminated under the Agreement, for the use of all its assets, including but not limited to the DiscLive brand, website (including eCommerce platform), intellectual property, inventory, equipment, trade secrets and anything related to its business of “instant live” recording. Under the terms of the Agreement, DiscLive granted the Company a worldwide exclusive license. In exchange for the license, DiscLive will receive a license fee equal to five percent (5%) of any sales derived from the sale and use of the products and services. DiscLive is controlled by our Chief Executive Officer. Revenues of $2,261 and $12,059 during the three months ended March 31, 2021, and 2020, respectively, were recorded using the assets licensed under this agreement. For the three months ended March 31, 2021 and 2020, the fees would have amounted to $113 and $603 respectively. Our Chief Executive Officer agreed to waive the right to receive these license fees for both years.

DESCRIPTION OF SECURITIES

The rights of our stockholders are be governed by Nevada law, and our Articles of Incorporation, as amended, and our Bylaws. The following briefly summarizes the material terms of our Common Stock.

Common Stock

The Company is authorized to issue 2,000,000,000 shares of common stock at a par value of $0.0001 and as of July 8, 2021 had 1,269,633,963 shares of common stock issued and outstanding.

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock outstanding at that time after payment of other claims of creditors.

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Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock at a par value of $0.0001 and as of July 8, 2021 had 4,126,776 shares of Preferred Stock issued and outstanding.

We have authority to issue 20,000,000 shares of Preferred Stock. Our Board of Directors may issue the authorized Preferred Stock in one or more series and may fix the number of shares of each series of preferred stock. Our Board of Directors also has the authority to set the voting powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion and voting rights and liquidation preferences. Preferred Stock can be issued and its terms set by our Board of Directors without any further vote or action by our stockholders.

Series A Preferred Stock

We have 20,000,000 shares of Preferred Stock authorized with 4,126,776 issued and outstanding. Of the 20,000,000 shares of Preferred Stock, 5,000,000 shares are designated as Series A Convertible Preferred Stock. There are no other rights, including conversion liquidation preferences, with the Series A Preferred Stock.

Pursuant to the Series A Designation, each share of Series A Preferred Stock may be converted into 50 shares of common stock of the Company. The Series A Preferred Stockholders are also entitled to share among dividends with the common stock shareholders of the Company on an as-converted basis. Each share of Series A Preferred Stock shall vote with the Common Stock as a single class on all matters brought before the shareholders, on a 100 to 1 basis with the Common Stock, such that for every share of Series A Preferred Stock held, such share of Series A Preferred Stock shall entitle the holder thereof to cast 100 votes on any matter brought before the holders of Common Stock as a class.

We refer you to our Articles of Incorporation, any amendments thereto, Bylaws, and the applicable provisions of the Nevada Revised Statutes for a more complete description of the rights and liabilities of holders of our securities.

Transfer Agent

The transfer agent for our capital stock is ClearTrust, LLC with an address of 16540 Pointe Village Drive, Suite 205, Lutz, Florida 33558. The telephone number is (813) 235-4490.

Indemnification of Directors and Officers

Neither our articles of incorporation, nor our bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our charter provides that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Anti-Takeover Effects of Certain Provisions of Nevada Law

Effect of Nevada Anti-takeover Statute. We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the three-year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation’s directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.

Section 78.416 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

•

any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the corporation;

•	the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

•

the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

31

Control Share Acquisitions. Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following categories of an issuing corporation’s then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

Undesignated Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, of which 5,000,000 shares are designated as Series A Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.

The provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

PLAN OF DISTRIBUTION

Our Shares of common stock subject to the Offering are referred to herein collectively as the “Shares.” The Shares will be sold through our management, who may be considered an underwriter as that term is defined in Section 2(a)(11) of the Securities Act. Our management will not receive any commission in connection with the sale of Shares, although we may reimburse them for direct expenses incurred by them in connection with the offer and sale of the Shares. We estimate our total offering, registration, legal, auditor, miscellaneous and related fees will be $25,000. There is no minimum number of Shares that must be sold by us for the offering to proceed. We will retain any proceeds from the Offering.

Our management will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sale of the Shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), each must be in compliance with all of the following:

•	an individual must not be subject to a statutory disqualification;

•	an individual must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

•	an individual must not be an associated person of a broker-dealer;

•

an individual must primarily perform, or is intended primarily to perform at the end of the Offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•

an individual must perform substantial duties for the Company after the close of the Offering not connected with transactions in securities, and not have been an associated person of a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

32

Each member of our management will comply with the guidelines enumerated in Rule 3a4-1(a) (4) (ii). Neither our management nor any of their affiliates will be purchasing Shares in the Offering.

You may purchase Shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all Shares you wish to purchase to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part. Your subscription shall not become effective until accepted by us and approved by our counsel. Our subscription process is as follows:

•	this Prospectus, with subscription agreement, is delivered by the Company to each offeree;
•	the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is emailed to counsel for review;
•	each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;
•	once approved by counsel, the subscription is accepted by management and the funds shall be deposited within four days of acceptance;
•	subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

 LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by The Crone Law Group, P.C.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the quarter ended March 31, 2021 and the years ended December 31, 2020 and December 31, 2019 have been audited by BFBorgers CPA PC, an independent registered public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our Registration Statement and its exhibits for further information. You can obtain a copy of the Registration Statement, including the exhibits filed with it, from the SEC as indicated below.

We will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at their Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

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PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F-1

VNUE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2021	December 31, 2020

Assets
Current assets:
Cash	$57,439	$4,458
Prepaid expenses	100,000	100,000
Total current assets	157,439	104,458
Total assets	$157,439	$104,458

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$2,432,421	$2,372,072
Shares to be issued	247,707	247,707
Accrued payroll-officers	216,750	209,750
Advances from former officer	720	720
Notes payable	34,000	34,000
Deferred revenue	74,225	74,225
Convertible notes payable, net	2,183,922	1,956,922
Purchase liability	300,000	300,000
Derivative liability	812,349	3,156,582
Total current liabilities	6,302,094	8,351,979
Total liabilities	6,302,094	8,351,979

Commitments and Contingencies

Stockholders' Deficit
Preferred stock, par value $0.0001: 20,000,000 shares authorized 4,126,776 issued and outstanding	413	413
Common stock, par value $0.0001, 2,000,000,000 shares authorized; 1,211,495,162 and 1,211,495,162 shares issued and outstanding, respectively	121,149	121,149
Additional paid-in capital	8,498,358	8,386,593
Accumulated deficit	(14,764,575)	(16,755,676)
Total stockholders' deficit	(6,144,655)	(8,247,522)
Total Liabilities and Stockholders' Deficit	$157,439	$104,458

The accompanying notes are an integral part of these consolidated financial statements.

F-2

VNUE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2021	March 31, 2020

Revenues - related party	$2,261	$12,059
Direct costs of revenue	-	8,509
Gross margin (loss)	2,261	3,550
Operating expenses:
General and administrative	174,028	176,188
Total costs and expenses	174,028	176,188
Operating loss	(171,767)	(172,638)
Other income (expense), net
Change in fair value of derivative liability	2,344,234	(290,862)
Loss on the extinguishment of debt	-	(72,709)
Financing costs	(181,366)	(103,348)
Other income (expense), net	2,162,868	(466,919)
Net income (loss)	$1,991,101	$(639,557)

Net loss per common share - basic and diluted	$0.00	$(0.00)

Weighted average common shares outstanding:
Basic and diluted	1,211,495,162	1,029,274,036

The accompanying notes are an integral part of these consolidated financial statements.

F-3

VNUE, INC.
(UNAUDITED) CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2021 AND 2020

			Par value $0.001		Additional
	Preferred Shares		Common Shares		Paid- in
	Number	Amount	Number	Amount	Capital	Deficit	Total
Balance - December 31, 2019	4,126,776	$413	770,883,602	$77,088	$8,099,346	(12,201,899)	(4,025,052)

Shares issued on conversion of notes payable			378,872,550	37,887	83,421		121,308

Net loss						(639,557)	(639,557)

Balance, March 31, 2020	4,126,776	$413	1,149,756,152	$114,975	$8,182,767	$(12,841,456)	$(4,543,301)

			Par value $0.001		Additional
	Preferred Shares		Common Shares		Paid- in
	Number	Amount	Number	Amount	Capital	Deficit	Total
Balance - December 31, 2020	4,126,776	$413	1,211,495,162	$121,149	$8,386,593	$(16,755,676)	$(8,247,521)

Net Income						1,991,101	1,991,101

Beneficial conversion feature of convertible notes					111,765		111,765

Balance, March 31, 2021	4,126,776	$413	1,211,495,162	$121,149	$8,498,358	$(14,764,575)	$(6,144,655)

The accompanying notes are an integral part of these financial statements

F-4

VNUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2021	March 31, 2020
Cash Flows From Operating Activities:
Net income (loss)	$1,991,101	$(639,557)
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Change in the fair value of derivatives	(2,344,233)	290,862
Loss on the extinguishment of debt	-	72,709
Amortization of debt discount	111,765	48,193
Changes in operating assets and liabilities
Prepaid expenses	-	(100,000)
Accounts payable and accrued interest	60,348	8,541
Deferred revenue	-	74,225
Accrued payroll officers	7,000	63,750
Net cash (used in) operating activities	(174,019)	(181,277)

Cash Flows From Investing Activities:	-	-

Cash Flows From Financing Activities:
Payoff of convertible note	-	(4,400)
Proceeds from the issuance of convertible notes	227,000	150,000
Net cash provided by investing activities	227,000	145,600

Net Increase (Decrease) In Cash	52,981	(35,677)
Cash At The Beginning Of The Period	4,458	52,096
Cash At The End Of The Period	$57,439	$16,419

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-Cash Financing Activities
Common shares issued upon conversion of notes payable and accrued interest	$-	$121,308

The accompanying notes are an integral part of these consolidated financial statements.

F-5

VNUE, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

History and Organization

VNUE, Inc. (formerly Tierra Grande Resources, Inc.) (“VNUE”, “TGRI”, or the “Company”) was incorporated under the laws of the State of Nevada on April 4, 2006.

On May 29, 2015, VNUE, Inc. entered into a merger agreement with VNUE Washington, Inc. Pursuant to the terms of the Merger Agreement, all of the outstanding shares of any class or series of VNUE Washington were exchanged for an aggregate of 50,762,987 shares of TGRI common stock. As a result of the Merger, VNUE Washington became a wholly-owned subsidiary of the Company, and the transaction was accounted for as a reverse merger with VNUE Washington deemed the acquiring company for accounting purposes, and the Company deemed the legal acquirer.

The Company is developing technology driven solutions for artists, venues and festivals to automate the capturing, publishing, and monetization of their content, as well as protection of their rights.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, during the three months ended March 31, 2021 the Company used cash in operations of $174,019, and as of March 31, 2021 had a stockholders’ deficit of $14,764,575. In addition, the Company had negative working capital of $6,144,656. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The Company does not have any commitments for additional capital. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s December 31, 2020, consolidated financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern.

On March 31, 2021, the Company had cash on hand of $57,439. Management estimates that the current funds on hand will be sufficient to continue operations through July, 2021. The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. Historically, the Company has been able to fund its operations from the proceeds of notes payable and convertible notes. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company can obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing.

Management’s Representation of Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company uses the same accounting policies in preparing quarterly and annual financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements include all of the adjustments, which in the opinion of management are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto at December 31, 2020, as presented in the Company’s Annual Report on Form 10-K filed on April 8, 2021 with the SEC.

F-6

NOTE 2 – SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES AND PRACTICES

Basis of Consolidation

The Company consolidates all wholly-owned and majority-owned subsidiaries in which the Company’s power to control exists. The Company consolidates the following subsidiaries and/or entities:

Name of consolidated subsidiary or Entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition/disposition, if applicable)	Attributable interest

VNUE Inc. (formerly TGRI)	The State of Nevada	April 4, 2006 (May 29, 2015)	100%

VNUE Inc. (VNUE Washington)	The State of Washington	October 16, 2014	100%

VNUE LLC	The State of Washington	August 1, 2013 (December 3, 2014)	100%

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company recognizes revenue on the sale CDs and USB drives that contain the recording of live concerts and made available to concert attendees immediately after the show and on-line. Revenue is recognized on the sale of a product when our performance obligation is completed which is when the risk of loss transfers to our customers and the collection of the receivable is reasonably assured, which generally occurs when the product is purchased.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. Significant estimates include the assumptions used for impairment testing of intangible assets, assumptions used to value the derivative liabilities, the valuation allowance for the deferred tax asset and the accruals for potential liabilities. Actual results could differ from these estimates.

F-7

Fair Value of Financial Instruments

The Company determines the fair value of its assets and liabilities based on the exchange price in U.S. dollars that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments such as cash, and accounts payable and accrued liabilities, approximate the related fair values due to the short-term maturities of these instruments. The carrying values of our notes payable approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

The fair value of the derivative liabilities of $812,349 and $3,156,582 on March 31, 2021, and December 31, 2020, respectively, were valued using Level 3 inputs.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not the net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Income (Loss) per Common Share

Basic net income (loss) per share is computed by using the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed giving effect to all dilutive potential shares of Common Stock that were outstanding during the period. Diluted income (loss) per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income (loss) of the Company as if they had been converted at the beginning of the periods presented, or issuance date, if later. In computing diluted income (loss) per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. Dilutive potential shares of Common Stock consist of incremental shares of Common Stock issuable upon exercise of stock options. No dilutive potential shares of Common Stock were included in the computation of diluted net loss per share on March 31, 2021, because their impact was anti-dilutive. As of March 31, 2021, the Company had 15,800,319 outstanding warrants and 1,747,064,356 shares related to convertible notes payables respectively, which were excluded from the computation of net loss per share.

Recently Issued Accounting Pronouncements

On Dec. 18, 2019, the Financial Accounting Standards Board (FASB) released Accounting Standards Update (ASU) 2019-12, which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The FASB has stated that the ASU is being issued as part of its Simplification Initiative, which is meant to reduce complexity in accounting standards by improving certain areas of generally accepted accounting principles (GAAP) without compromising information provided to users of financial statements. The Company adopted this guidance on January 1, 2021 which had no impact on the Company’s financial statements.

F-8

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations. The Company adopted ASC 842 on January 1, 2019. However, the adoption of the standard had no impact on the Company’s financial statements since all Company leases are month to month, or short-term rentals.

NOTE 3 – PREPAID EXPENSE

On Jan 9th, 2020, the Company entered into an agreement with recording and performance artist, Matchbox Twenty “MT Agreement”), to record its 2020 tour and sell limited edition double CD sets, download cards, and digital downloads. As part of the deal, the Company agreed to pay an advance of $100,000 against sales, to MT and its affiliated companies, which was paid in full in installments, with the last installment of $40,000 paid on March 4th. We have recorded this amount as a prepaid expense on our consolidated balance sheet as of March 31, 2021 and December 31, 2020.

NOTE 4 – RELATED PARTY TRANSACTIONS

DiscLive Network

On July 10, 2017, the Company entered into a Licensing Agreement with RockHouse Live Media Productions, Inc., DBA “DiscLive” or “DiscLive Network” (“DiscLive”) to formalize the terms of the Strategic Alliance entered into by the Company with DiscLive on July 21, 2016. VNUE has acquired an exclusive license from DiscLive, for a period of three years unless earlier terminated under the Agreement, for the use of all its assets, including but not limited to the DiscLive brand, website (including eCommerce platform), intellectual property, inventory, equipment, trade secrets and anything related to its business of “instant live” recording. Under the terms of the Agreement, DiscLive granted the Company a worldwide exclusive license. In exchange for the license, DiscLive will receive a license fee equal to five percent (5%) of any sales derived from the sale and use of the products and services. DiscLive is controlled by our Chief Executive Officer. Revenues of $2,261 and $12,059 during the three months ended March 31, 2021, and 2020, respectively, were recorded using the assets licensed under this agreement. For the three months ended March 31, 2021 and 2020, the fees would have amounted to $113 and $603 respectively. Our Chief Executive Officer agreed to waive the right to receive these license fees for both years.

Accrued Payroll to Officers

Accrued payroll to officers was $216,750 and $209,750 respectively, as of March 31, 2021, and December 31, 2020, respectively. The Chief Executive Officers’ compensation is $170,000 per year.

Advances from Officers/Stockholders

From time to time, officers/stockholders of the Company advance funds to the Company for working capital purposes. During the year ended December 31, 2019, a former employee and stockholder agreed to forgive $14,000 owed by the Company. The Company recorded the $14,000 as a gain on the settlement of debt, leaving a remaining balance of $720 on March 31, 2021.

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payables are recognized initially at the transaction price and subsequently measured at the undiscounted amount of cash or other consideration expected to be paid. Accrued expenses are recognized based on the expected amount required to settle the obligation or liability.

F-9

The following table sets forth the components of the Company’s accrued liabilities on March 31, 2021, and December 31, 2020.

	March 31, 2021	December 31, 2020
Accounts payable and accrued expense	$592,980	587,230
Accrued interest	521,402	466,801
Accrued interest and penalties Golock (a)	1,172,782	1,172,782
Soundstr Obligation	145,258	145,259
Total accounts payable and accrued liabilities	$2,432,422	2,372,072

_________

(a)

The Company strongly disagrees with the accrued interest and penalties claimed by Golock in regard to their notes, and intends to arbitrate or litigate this amount if a settlement on a vastly reduced amount cannot be reached.

NOTE 6 – PURCHASE LIABILITY

On October 16, 2017, the Company entered into an agreement with PledgeMusic, Inc. (the “Seller”), whereby the Company acquired the digital live music distribution platform “Set.fm” from PledgeMusic. The purchase price for the acquisition was comprised of $50,000 paid in cash, and a purchase liability of $300,000, for an aggregate purchase price of $350,000. The Company assigned $350,000 of the purchase price to intellectual property, of which $116,668 was amortized in 2018. As of December 31, 2018, the Company recorded an impairment charge of the remaining balance of $204,165. The purchase liability is payable on the net revenues derived from VNUE’s live recording and content business and must be paid in full to the Seller no later than the three (3) year anniversary of the date of the agreement, or October 16, 2020. If the Company fails to pay the Seller the purchase liability on time, the Seller may request at any time within one hundred eighty days (180) days following the (3) year anniversary of the asset purchase agreement, that the Company immediately forfeit, convey, assign, and transfer to the Seller all or any of the Purchased Assets so requested by the Seller for no additional consideration. For the years ended December 31, 2019 and 2018, there was no net revenue derived from the acquired assets and accordingly, no payments were made on the earnout. The balance due on March 31, 2021 and December 31, 2020 was $300,000.

NOTE 7 – SHARES TO BE ISSUED

As of December 31, 2018, the Company had not yet issued 3,964,352 shares of common stock with a value of $243,839 for past services provided and for an acquisition. During the year ended December 31, 2019 the Company became obligated to issue an additional 240,000 shares of common, valued at $184, per the terms of a consulting agreement , and 1,000,000 shares of common stock valued at $3,500, as consideration for amending an existing convertible note. As of March 31, 2021 and December 31, 2020 the Company had not yet issued 5,204,352 shares of common stock with a value of $247,707.

NOTE 8 – NOTES PAYABLE -PAST DUE

On December 17, 2015, the Company issued a Promissory Note in the principal amount of $9,000. The note was due within 10 business days of the Company receiving notice of the effectiveness of its Form S-1 filed on February 22, 2016. Failure to make payment during that 10 business day period shall constitute an Event of Default, as a result of which the note will become immediately due and payable and the balance will bear interest at 7%. The Company’s Form S-1 was declared effective on March 8, 2016, and payment was due before March 22, 2016. The Company did not repay the note before March 22, 2016; therefore, the note is in default with an interest rate of 7%.

On April 30, 2019, the Company issued an unsecured Promissory Note in the principal amount of $25,000. The Note is due and payable on August 30, 2019, along with $5,000 worth of interest. The Promissory Note is past due, however, the maker of the Note has verbally agreed not to call a default.

As of March 31, 2021, the accrued interest expense on these two Notes amounted to $26,430.

The balance of the Notes Payable outstanding was $34,000 and $9,000 as of March 31, 2021, and December 31, 2020, respectively and are past due.

F-10

NOTE 9 – CONVERTIBLE NOTES PAYABLE AND NOTES PAYABLE, RELATED PARTIES

Convertible notes payable consists of the following:

	March 31,	December 31,
	2021	2020
Various Convertible Notes (a)	$43,500	$43,500
Ylimit, LLC Convertible Notes (b)	1,348,208	1,336,208
Golock Capital, LLC Convertible Notes (c)	339,011	339,011
GSH Note (e)	165,000	-
Baggett Note (f)	50,000	-
Other Convertible Notes (d)	238,203	238,203
Convertible notes, net	$2,183,922	$1,956,922

(a) In August 2014, the Company issued a series of convertible notes with various interest rates ranging up to 10% per annum. The Note Conversion Price is determined as follows: (a) if the Note is converted upon the Next Equity Financing, an amount equal to 80% of the price paid per share paid by the investors in the Next Equity Financing; (b) if the Note is converted in the event of a Corporate Transaction, a price per share derived by dividing a “pre-money” valuation of $8,000,000 by the number of shares outstanding immediately prior to the time of such conversion, on a fully diluted basis; or (c) if the Note is converted as part of a Maturity Conversion, a price per unit derived by dividing a “pre-money” valuation of $8,000,000 by the total number of units (restricted and non-restricted) outstanding immediately prior to the time of such conversion, on a fully diluted basis. The notes are due and payable on demand at any time after the earlier of (i) 36 months following the note issuance or (ii) the consummation of a corporate transaction if not previously converted. The balance of the notes outstanding was $45,000 as of December 31, 2018. On March 4, 2019, a note holder elected to forgive and cancel their outstanding convertible note balance of $1,500, which the Company recorded as a gain on extinguishment of debt in the accompanying consolidated statement of operations. The balance of the notes outstanding was $43,500 as of December 31, 2019 of which $28,500 was due to related parties.

(b) On May 9, 2016, the Company issued a convertible note to YLimit, LLC in the principal amount of $100,000 with interest at 10% per annum and due on May 9, 2018. The note is secured by the Company’s rights, titles and interests in all the Company’s tangible and intangible assets, including intellectual property and proprietary software whether existing now or created in the future. On August 25, 2017, the Note was amended to authorize total borrowings on this Note to $517,000, The balance of the notes outstanding was $517,000 as of December 31, 2017 and the balance of the debt discount was $137,358.

On April 12, 2018, and again on August 15, 2018, the Company and Ylimit, LLC entered into an amendment to the original secured convertible promissory note. The amendments increased the borrowing limits by $190,500 to a total of $707,500, and extended the maturity date to May 9, 2019. In addition, the amendment on April 12, 2018 modified the conversion feature to state that all borrowings under the note will be converted at 75% of the per share stock price in the equity funding, but in no event shall the conversion price be less than $0.035 per share. This feature gave rise to a derivative liability of $135,900 during the period ended December 31, 2018 that is discussed below. During the year ended December 31, 2018, the Company borrowed an additional $190,500. The balance of notes outstanding was $707,500 as of December 31, 2018 and the balance of the debt discount was $70,078.

On November 9, 2019 the Company and Ylimit, LLC entered into an amendment (“Ylimit Amendment One”) to the original secured convertible promissory note dated May 9, 2016 along with subsequent amendment and fundings that followed. Under the terms of Ylimit Amendment One, Ylimit extended maturity date of all outstanding convertible debt due to them by the company, to a new maturity date of February 09, 2020. Ylimit received no consideration for this amendment.

F-11

By verbal agreement Ylimit increased the Company’s borrowing limits by $175,000 and extended this amount of additional funding to the Company during the last three months of 2019 bring the total convertible note balance due to YLimit to a total of $882,500 as December 31, 2019. All note discount related to Ylimit was fully amortized as of December 31, 2019.

On February 9, 2020, the Company entered into another amendment with Ylimit (“Ylimit Amendment Two”) to further extend the maturity date of all of the Company’s outstanding debt to August 9, 2020 including the $175,000 that Ylimit funded in the fourth quarter of 2019. Ylimit received no consideration for the Ylimit Amendment Two.

During the year ended December 31, 2020, Ylimit provided another $453,708 in funding to the Company bringing their balance to $1,366,208 as of December 31, 2020. On January 5, 2021 the Company entered into Amendment Three to extend the maturity of all notes until February 9, 2022. Ylimit received no consideration for Amendment Three.

During the three months ended March 31, 2021, Ylimit invested another $12,000 on terms comparable to recent fundings.

(c) From September 1, 2017 to December 31, 2017, the Company issued convertible notes to Golock Capital, LLC (“Lender”) in the aggregate principal amount of $191,750 with an interest rate at 10% per annum and maturity dates between June 1, 2018 and August 31, 2018. The notes are convertible into shares of the Company’s common stock at prices between $0.015 and $0.02 per share. As additional consideration for the Lender to enter into these agreements with the Company, the Company issued warrants to the Lender to acquire in the aggregate 4,804,708 shares of the Company’s common stock at a weighted average exercise price of $0.014 per share. In addition, the Lender shall have the first right of refusal as to any future funding of Borrower in that Lender shall have the right to provide all or a portion of the funding upon the same terms as those offered in writing by any third party or contained in any private placement of borrower. The Lender, upon conversion, shall have piggyback registration rights for all of its common stock shares in any registration or post-effective amendment to any registration initiated by Borrower with the Securities and Exchange Commission. The balance of the notes outstanding and the related debt discount was $191,750 and $19,652, respectively, as of December 31, 2017.

On February 2, 2018, the Company issued a convertible note to Golock Capital, LLC (“Lender”) in the principal amount of $40,000 with an interest rate at 10% per annum and a maturity date of November 2, 2018. The note included an original issue discount of $5,000. The note is convertible into shares of the Company’s common stock at $0.015 per share. As additional consideration for the Lender to enter into this agreement with the Company, the Company issued warrants to the Lender to acquire in the aggregate 2,500,000 shares of the Company’s common stock at an exercise price of $0.015 per share that expire three years from the date of grant. The relative fair value of the warrants, the original issue discount, and the beneficial conversion feature totaling $40,000 was recorded as a debt discount and will be amortized to interest expense over the term of the note. On November 5, 2018, the Company amended the notes above by changing the conversion feature for the aggregate notes to be convertible into shares of common stock of the Company at the lower of (i) $0.015 per share or, (ii) 58% of the lowest closing bid price in the 20 trading days prior to the day that the Lender requests conversion. This feature gave rise to a derivative liability of $553,000 at date of issuance as discussed below. The amendment also increased the principal face amount of notes to include accrued interest, and an additional $43,250 was added to principal, which was recorded to financing costs. The aggregate balance of the notes outstanding, and the related debt discount was $302,067 and $0, respectively, as of December 31, 2018.

On April 29, 2019, Golock entered into an amendment with the Company to extend the maturity of the Notes until July 31, 2019. In return, Golock received several concessions. They received (a) a warrant to purchase 12,833,333 shares of the Company’s common stock for 48 months exercisable at a strike price of $.00475. The Company recorded a financing charge of $28,227 related to these warrants and (b) the conversion noted above was changed from 58% to 50% of the lowest closing bid price in the 20 trading days prior to that day that the Lender request conversion. During the year ending December 31, 2019 the Company issued new notes payable of $53,331 and $23,102 of notes and accrued interest were converted into 100,000,000 shares of common stock. The balance of the notes outstanding on December 31, 2019, was $339,010. As of December 31, 2019, $285,679 of these notes were past due. As of December 31, 2020 all of the Golock notes amounting to $339,011 were past due. As a result, Golock has assessed the Company additional penalties and interest pf $1,172,782. The Company has recorded this amount as an accrued liability as of March 31, 2021 and December 1, 2020. The Company disagrees with the accrued interest and penalties due to Golock and intends to litigate this amount if a settlement on a vastly reduced amount, cannot be reached.

F-12

(d) As of December 31, 2017 the Company had an outstanding convertible note payable of $61,000. During the year ended December 31, 2018, the Company entered into additional notes of $369,250. The convertible notes have interest rates ranging from 8% to 12% per annum, maturity dates ranging from August 21, 2018, to June 19, 2020, and are convertible into shares of common stock of the Company at discount rates between 38% and 50% of the lowest trading price for the Company s common stock during the prior twenty (20) trading day period, and for one lender, no lower than $0.035 per share. The issuance of notes with conversion features gave rise to derivative liabilities of $559,397 (see discussion below). As of December 31, 2018, the aggregate convertible notes balance to the five lenders was $426,964 and the related debt discount was $179,162. As of December 31, 2020 all $238,303 were past due.

During the year ended December 31, 2019, the Company entered into additional notes of $256,000, with interest rates from 10% to 12%, and maturity dates ranging from January 22, 2020, to August 2, 2020, at conversion terms comparable to the terms above. The issuance of notes with conversion features gave rise to derivative liabilities of $357,465 (see discussion below). In addition, On April 29, 2019, one of the lenders entered into an amendment with the Company to extend the maturity of the Notes until July 31, 2019. In return, the Company issued (a) a warrant to purchase 2,966,986 shares of the Company’s common stock for a period of 48 months exercisable at a strike price of $.00475 with a fair value of $5,934, and (b) the conversion price of outstanding notes was changed from $.015 to 50% of the lowest closing bid price in the 20 trading days prior to that day that the Lender request conversion. During the year ended December 31, 2019, convertible notes of $388,207 and accrued interest were converted into 540,276,078 shares of common stock. As of December 31, 2019, the aggregate convertible notes balance to the five lenders was $299,069 and the related debt discount was $ 33,667. As of December 31, 2019, $96,069 of these notes were past due.

In total, during 2019 convertible notes and accrued interest aggregating $411,309 were converted into 640,276,078 common shares with a fair value of $959,290 and recognized loss on settlement of debt of $548,029 during the year ended December 31, 2019. On December 31, 2019, the aggregate balance of the fair value of the notes outstanding was $1,564,080 and the related debt discount was $78,013. As of December 31, 2019, the above notes are convertible into 3,334,494,813 shares of common stock.

During the year ended December 31, 2020, $56,466 of the principal balance and $8,600 of interest was converted to 440,111,560 shares of common stock. The Company recorded a loss on the extinguishment of debt on these two conversions of $263,609. Additionally, the Company paid $4,400 to reduce the principal balance. These were the only note conversions during the year ended December 31, 2020.

(e) During the three months ended March 31, 2021, GHS Investments funded an 8%, $165,000 convertible promissory note maturing on November 16, 2021. The conversion price on the Note is fixed at .0171. The Company recorded a beneficial conversion feature of $106,765 upon the issuance of the Note and was immediately expensed in full.

(f) The Company issued a 10% convertible note to Baggett that contained various conversion features related to future Offerings of the Company. The Company recorded a note discount of $5,000 on the Note which was immediately expensed. Additionally, as well as a derivative liability of $45,262

Summary

The Company considered the current FASB guidance of “Contracts in Entity’s Own Stock” which indicates that any adjustment to the fixed amount (either conversion price or number of shares) of the instrument regardless of the probability of whether or not within the issuers’ control means the instrument is not indexed to the issuer’s own stock. Accordingly, the Company determined that the conversion prices of the Notes were not a fixed amount because they were either subject to an adjustment based on the occurrence of future offerings or events or the conversion price was variable. As a result, the Company determined that the conversion features of the Notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities upon issuance. The Company determined that upon issuance of the Notes, the initial fair value of the embedded conversion feature was recorded as debt discount offsetting the fair value of the Notes and the remainder recorded as financing costs in the Consolidated Statement of Operations.

F-13

On March 31, 2021, the aggregate balance of the fair value of all convertible notes outstanding was $2,183,922 and the related debt discount was $-0-, or a net balance of $2,183,922. Of this amount, $620,714 in principal was past due. As of March 31, 2021, the above notes are convertible into 1,747,064,356 shares of common stock. Accrued interest on the convertible notes amounted to $494,972 as of March 31, 2021.

On December 31, 2020, the aggregate balance of the fair value of all convertible notes outstanding was $1,956,922 and the related debt discount was $-0-, or a net balance of $1,956,922. Of this amount, $620,714 in principal was past due. As of December 31, 2020, the above notes are convertible into 1,948,265,842 shares of common stock.

During the year ended December 31, 2019, the Company issued $484,331 of convertible notes whose conversion features created a derivative liability upon issuance with a fair value of $357,465 of which $218,637 was recorded as a debt discount, and the remaining $138,828 was recorded as a financing cost. During the year ended December 31, 2019, the amortization of debt discount was $389,793 which is included in financing costs on the Company’s statement of operations. The balance of the unamortized note discount on December 31, 2019 was $78,013.

NOTE 10 – DERIVATIVE LIABILITY

The FASB has issued authoritative guidance whereby instruments which do not have fixed settlement provisions are deemed to be derivative instruments. The conversion prices of the Notes described in Note 6 were not a fixed amount because they were either subject to an adjustment based on the occurrence of future offerings or events or they were variable. Since the number of shares is not explicitly limited, the Company is unable to conclude that enough authorized and unissued shares are available to settle the conversion option. In accordance with the FASB authoritative guidance, the conversion features have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations. As of March 31, 2021 and December 31, 2020, the derivative liabilities were valued using probability weighted option pricing models with the following assumptions:

	March 31, 2021	December 31, 2020

Exercise Price	$0.1175-0.02115	$0.00015–0.00018
Stock Price	.0235	$0.0003
Risk-free interest rate	.06%	.06%
Expected volatility	204.20	236%
Expected life (in years)	1.00	1.00
Expected dividend yield	0%	0%
Fair Value:	$812,349	$3,156,582

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the conversion feature of the notes was based on the remaining term of the notes. The expected dividend yield was based on the fact that the Company has not customarily paid dividends in the past and does not expect to pay dividends in the future.

NOTE 11 – STOCKHOLDERS’ DEFICIT

On July 2, 2019, the Company filed a Certificate of Amendment (the “Charter Amendment”) to the Company’s Articles of Incorporation (as amended to date, the “Articles of Incorporation”) with the Secretary of State of the State of Nevada. The Charter Amendment increased the Company’s capitalization to 2,000,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, of which, 5,000,000 were designated as Series A Convertible Preferred Stock.

F-14

Common stock

The Company has authorized 2,000,000,000 shares of $0.0001 par value common stock. As of March 31, 2021 and December 31, 2020 there were 1,211,495,162 and 1,211,495,162 shares of common stock issued and outstanding respectively.

Preferred Stock Series A

As of March 31, 2021 and December 31, 2020, the Company had 20,000,000 shares of $0.0001 par value preferred stock authorized and there were 4,126,776 shares of Series A Preferred Stock issued and outstanding.

On May 22, 2019, the Company authorized and designated a class of Series A Convertible Preferred Stock (“Series A Preferred Stock”), in accordance with a Certificate of Designation filed with the State of Nevada (the “Series A Designation”). It subsequently issued 4,126,776 restricted shares of Series A Preferred Stock to various employees and service providers to compensate and reward them for services and to incentivize them to provide continued service to the Company. The Series A Preferred Stock receives relative rights and preferences under terms and conditions set forth in the Certificate of Designation of the Preferred Stock.

Pursuant to the Series A Designation, each share of Series A Preferred Stock may be converted into 50 shares of common stock of the Company. The Series A Preferred Stockholders shall be entitled to share among dividends with the common stock shareholders of the Company on an as-converted basis. The Series A Preferred Stockholders shall vote with the common stock as a single class, on a 100 to 1 basis, such that for every share of Series A Preferred Stock held, such shares shall entitle the holder to cast 100 votes. The holders of the Series A Preferred Stock have no liquidation or redemption preference rights but get treated as common stockholders on an as converted basis.

The Company believes that the issuance of the Series A Preferred Stock was exempt from the registration requirements under the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act in that said transaction did not involve a public solicitation and said restricted shares were issued to only a small number of employees and consultants with an ongoing relationship with the Company.

The Company determined the fair value of the preferred shares to be $590,129 which is included as stock-based compensation in general and administrative expense on the Company’s statements of operations for the year ended December 31, 2019.

Warrants

No warrants were issued during the three ended March 31, 2021.

A summary of warrants is as follows:

	Number	Weighted
	of	Average
	Warrants	Exercise
Balance outstanding, December 31, 2018	8,004,708	0.014
Warrants granted	15,800,319	.00475
Warrants exercised	-	-
Warrants expired or forfeited	-	-
Balance outstanding, December 31, 2019	23,805,027	0.079
Warrants granted	-	-
Warrants exercised	-	-
Balance outstanding, December 31, 2020	23,805,027	0.079
Warrants expired or forfeited	(8,004,708)	-
Balance outstanding and exercisable, March 31, 2021	15,800,319	$0.0079

F-15

Information relating to outstanding warrants on March 31, 2020, summarized by exercise price, is as follows:

	Outstanding and Exercisable
			Weighted Average
Exercise Price Per Share	Shares	Life (Years)	Exercise Price

$0.004750	15,800,319	2.33	$0.00475

The weighted-average remaining contractual life of all warrants outstanding and exercisable on March 31, 2021 is 2.33 years. The outstanding and exercisable warrants outstanding on March 31, 2021, had no intrinsic value.

NOTE 12 – COMMITMENT AND CONTINGENCIES

Joint Venture Agreement – Music Reports, Inc.

On September 1, 2018, the Company entered into an initial joint venture (“JV”) agreement with Music Reports, Inc., (“MRI”). Music Reports (musicreports.com) will initially partner with VNUE to provide Performing Rights Organization (PRO) data to VNUE’s Soundstr MRT (music recognition technology) platform through its extensive Songdex database, and will eventually work with VNUE to integrate automated direct licensing capability and royalty payment and distribution into the Soundstr platform. The initial term of the JV is for nine (6) months and requires the Company to Pay MRI fifty percent (50%) of net revenue every quarter. As of March 31, 2021, no net revenue was generated from the JV.

Litigation

None

Artist Agreement

On October 27, 2015, the Company entered into an Artist Agreement with I Break Horses, a Swedish duo based in Stockholm. The Artist Agreement is effective October 27, 2015, and has a term lasting as long as I Break Horses artist recordings are available via the VNUE Service. Under the terms of the Artist Agreement, the Company shall handle rights clearing and distribution for I Break Horses recordings and receive 30% of the Net Income generated thereby. As of March 31, 2021, the Company had not earned any revenue under this agreement.

NOTE 13 – SUBSEQUENT EVENTS

On May 17, 2021, Ylimit LLC (“Ylimit”) converted $962,680 of their convertible debt into 58,151,174 shares of common stock at a conversion price of $0.014 and into 123,083 of Series A Preferred Stock at a price of $1.20 per shares. After the transaction, Ylimit had $743,269 in outstanding convertible notes and accrued interest due from the Company.

F-16

F-17

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of VNUE, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of VNUE, Inc. (the "Company") as of December 31, 2020, the related statement of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2020

Lakewood, CO

April 8, 2021

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

VNUE, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of VNUE, Inc. (the "Company") as of December 31, 2019 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company experienced a net loss and utilized cash from operations during the year ended December 31, 2019 and has a stockholders’ deficit as of that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company's auditor since 2016.

Weinberg & Company P.A

Los Angeles, California

May 19, 2020

F-19

VNUE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019

Assets
Current assets:
Cash	$4,458	$52,096
Prepaid expenses	100,000	-
Total current assets	104,458	52,096
Total assets	$104,458	$52,096

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$2,372,072	$1,018,145
Shares to be issued	247,707	-
Accrued payroll-officers	209,750	68,000
Advances from former officer	720	720
Notes payable	34,000	34,000
Deferred revenue	74,225	-
Convertible notes payable, net	1,956,922	1,486,067
Purchase liability	300,000	300,000
Derivative liability	3,156,582	922,509
Total current liabilities	8,351,979	3,829,441
Total liabilities	8,351,979	3,829,441

Commitments and Contingencies

Stockholders' Deficit
Preferred stock, par value $0.0001: 20,000,000 shares authorized 4,126,776 issued and outstanding	413	413
Common stock, par value $0.0001, 2,000,000,000 shares authorized; 1,211,495,162 and 770,883,602 shares issued and outstanding, respectively	121,149	77,088
Additional paid-in capital	8,386,593	8,099,346
Common stock to be issued, 5,204,352 and 5,204,352 shares, respectively	-	247,707
Accumulated deficit	(16,755,676)	(12,201,899)
Total stockholders' deficit	(8,247,521)	(3,777,345)
Total Liabilities and Stockholders' Deficit	$104,458	$52,096

The accompanying notes are an integral part of these consolidated financial statements.

F-20

VNUE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year	For the year
	Ended	Ended
	December 31, 2020	December 31, 2019

Revenues - related party	$22,474	$206,161
Direct costs of revenue	8,509	211,031
Gross margin (loss)	13,965	(4,870)
Operating expenses:
Research and development	-	12,404
General and administrative	601,022	1,177,756
Intangible asset impairment	-	132,397
Total costs and expenses	601,022	1,322,557
Operating loss	(587,058)	(1,327,427)
Other income (expense), net
Change in fair value of derivative liability	(2,234,073)	1,179,556
Loss on the extinguishment of debt	(263,609)	(532,529)
Gain on settlement of obligations	-	35,534
Financing costs	(1,469,037)	(755,232)
Other income (expense), net	(3,966,719)	(72,671)
Net income (loss)	$(4,553,777)	$(1,400,098)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding:
Basic and diluted	1,135,193,463	447,194,161

The accompanying notes are an integral part of these consolidated financial statements.

F-21

VNUE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

			Par value $0.001		Additional	Shares to be
	Preferred Shares		Common Shares		Paid- in	Issued
	Number	Amount	Number	Amount	Capital	Amount	Deficit	Total
Balance - December 31, 2018	-	-	105,635,816	$10,563	$6,493,070	$243,839	(10,801,801)	(4,054,329)

Shares issued upon conversion of notes payable			640,276,078	64,028	895,262			959,290

Issuance of Series A Preferred Stock	4,127,776	413			589,716			590,129

Shares issued for settlement of accounts payable to former officer			11,428,571	1,143	29,714			30,857

Shares issued for settlement of accounts payable			541,912	54	650			704

Shares issued on conversion of accrued payroll to officers			15,057,143	1,506	39,149			40,654

Gain on extinguishment of accrued payroll to officers recorded as contributed capital					12,046			12,046

Shares to be issued for financing cost						3,500		3,500

Shares to be issued for services			2,500,000	250	2,750	368		3,368

Shares returned by former officer			(4,555,918)	(456)	456			-

Warrants issued for notes amendment					36,533			36,533

Net loss							(1,400,098)	(1,400,098)

Balance, December 31, 2019	4,127,776	$413	770,883,602	$77,088	$8,099,346	$247,707	$(12,201,899)	$(3,777,345)

F-22

			Par value $0.001		Additional	Shares to be
	Preferred Shares		Common Shares		Paid- in	Issued
	Number	Amount	Number	Amount	Capital	Amount	Deficit	Total

Balance - December 31, 2019	4,126,776	$413	770,883,602	$77,088	$8,099,346	$247,707	$(12,201,899)	$(3,777,345)

To reclassify shares to be issued to a liability						(247,707)		(247,707)

Conversion of notes payable to common shares			422,572,017	42,257	277,817			320,074

Shares issued to pay interest expense			17,539,543	1,754	9,330			11,084

Shares issued for services			500,000	50	100			150

Net income (loss)							(4,553,777)	(4,553,777)

December 31, 2020	4,126,776	$413	1,211,495,162	$121,149	$8,386,593	$-	$(16,755,676)	$(8,247,521)

The accompanying notes are an integral part of these financial statements

F-23

VNUE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31, 2020	December 31, 2019
Cash Flows From Operating Activities:
Net income (loss)	$(4,553,777)	$(1,400,098)
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Change in the fair value of derivatives	2,234,073	(1,179,556)
Derivative value considered financing costs		138,828
Gain on the settlement of vendor obligations		(35,534)
Loss on the extinguishment of debt		532,529
Amortization of debt discount	78,013	389,793
Amortization of intangible assets		101,032
Impairment of intangible assets		132,397
Warrants issued for financing costs		36,533
Issuance of preferred stock for services		590,129
Shares issued for financing costs	253,194	3,500
Shares issued for services	100	3,368
Changes in operating assets and liabilities
Gain on debt forgiveness		(15,500)
Prepaid expenses	(100,000)	666
Accounts payable and accrued interest	1,395,177	132,008
Shares to be issued
Deferred revenue	74,225	-
Accrued payroll officers	100,500	68,000
Net cash (used in) operating activities	(518,493)	(501,905)

Cash Flows From Investing Activities:	-	-

Cash Flows From Financing Activities:
Proceeds from notes payable		25,000
Payoff of convertible note	(45,134)	(30,000)
Proceeds from the issuance of convertible notes	515,989	540,810
Net cash provided by investing activities	470,855	535,810

Net Increase (Decrease) In Cash	(47,638)	33,905
Cash At The Beginning Of The Period	52,096	18,191
Cash At The End Of The Period	$4,458	$52,096

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-Cash Financing Activities
Common shares issued upon conversion of notes payable and accrued interest		$959,290
Common shares issued in settlement of accounts payable and accrued expenses	$-	$31,561
Common shares issued upon conversion of accrued payroll	$-	$40,654
Fair value of derivative created upon issuance of convertible debt recorded as debt discount	$-	$218,637
Capital contribution upon conversion of accrued payroll for officer/shareholder	$-	$12,046

The accompanying notes are an integral part of these consolidated financial statements.

F-24

VNUE, INC.

YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

History and Organization

VNUE, Inc. (formerly Tierra Grande Resources, Inc.) (“VNUE”, “TGRI”, or the “Company”) was incorporated under the laws of the State of Nevada on April 4, 2006.

On May 29, 2015, VNUE, Inc. entered into a merger agreement with VNUE Washington, Inc. Pursuant to the terms of the Merger Agreement, all of the outstanding shares of any class or series of VNUE Washington were exchanged for an aggregate of 50,762,987 shares of TGRI common stock. As a result of the Merger, VNUE Washington became a wholly-owned subsidiary of the Company, and the transaction was accounted for as a reverse merger with VNUE Washington deemed the acquiring company for accounting purposes, and the Company deemed the legal acquirer.

The Company is developing technology driven solutions for Artists, Venues and Festivals to automate the capturing, publishing, and monetization of their content, as well as protection of their rights.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, during the year ended December 31, 2020 the Company incurred a net operating loss of $4,553,777 used cash in operations of $518,493 and had a stockholders’ deficit of $16,755,676 as of December 31, 2020. In addition we had negative working capital of $8,247,522. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The Company does not have any commitments for additional capital. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s December 31, 2020, consolidated financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern.

On December 31, 2020, the Company had cash on hand of $4,458. In February 2021, the Company raised an additional $150,000 from the issuance of notes payable that was used for corporate operating purposes. Management estimates that the current funds on hand will be sufficient to continue operations through July, 2021. The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. Historically, the Company has been able to fund its operations from the proceeds of notes payable and convertible notes. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company can obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing.

F-25

Basis of Consolidation

The Company consolidates all wholly-owned and majority-owned subsidiaries in which the Company’s power to control exists. The Company consolidates the following subsidiaries and/or entities:

Name of consolidated subsidiary or Entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition/disposition, if applicable)	Attributable interest

VNUE Inc. (formerly TGRI)	The State of Nevada	April 4, 2006 (May 29, 2015)	100%

VNUE Inc. (VNUE Washington)	The State of Washington	October 16, 2014	100%

VNUE LLC	The State of Washington	August 1, 2013 (December 3, 2014)	100%

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company recognizes revenue on the sale CDs and USB drives that contain the recording of live concerts and made available to concert attendees immediately after the show and on-line. Revenue is recognized on the sale of a product when our performance obligation is completed which is when the risk of loss transfers to our customers and the collection of the receivable is reasonably assured, which generally occurs when the product is purchased.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. Significant estimates include the assumptions used for impairment testing of intangible assets, assumptions used to value the derivative liabilities, the valuation allowance for the deferred tax asset and the accruals for potential liabilities. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company determines the fair value of its assets and liabilities based on the exchange price in U.S. dollars that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-26

The carrying amounts of financial instruments such as cash, and accounts payable and accrued liabilities, approximate the related fair values due to the short-term maturities of these instruments. The carrying values of our notes payable approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

The fair value of the derivative liabilities of $3,156,582 and $922,509 on December 31, 2020, and December 31, 2019, respectively, were valued using Level 3 inputs.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not the net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Income (Loss) per Common Share

Basic net income (loss) per share is computed by using the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed giving effect to all dilutive potential shares of Common Stock that were outstanding during the period. Diluted income (loss) per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income (loss) of the Company as if they had been converted at the beginning of the periods presented, or issuance date, if later. In computing diluted income (loss) per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. Dilutive potential shares of Common Stock consist of incremental shares of Common Stock issuable upon exercise of stock options. No dilutive potential shares of Common Stock were included in the computation of diluted net loss per share on December 31, 2020, because their impact was anti-dilutive. As of December 31, 2020, the Company had 23,805,027 outstanding warrants and 1,948,265,842 shares related to convertible notes payables respectively, which were excluded from the computation of net loss per share.

Intangible Assets

The Company accounts for intangible assets in accordance with the authoritative guidance issued by the FASB. Intangibles are valued at their fair market value and are amortized taking into account the character of the acquired intangible asset and the expected period of benefit. The Company evaluates intangible assets for impairment, at a minimum, on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated undiscounted future cash flows. Recoverability of intangible assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors, including past operating results, budgets, economic projections, market trends, and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. As of December 31, 2020 based on the assessment of Management, the Company determined that its intangible asset had been impaired.

F-27

Segments

The Company operates in one segment for the manufacture and distribution of our products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics; nature of products and services; and procurement, manufacturing, and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations. The Company adopted ASC 842 on January 1, 2019. However, the adoption of the standard had no impact on the Company’s financial statements since all Company leases are month to month, or short-term rentals.

NOTE 3 – PREPAID EXPENSE

On Jan 9th, 2020, the Company entered into an agreement with recording and performance artist, Matchbox Twenty “MT Agreement”), to record its 2020 tour and sell limited edition double CD sets, download cards, and digital downloads. As part of the deal, the Company agreed to pay an advance of $100,000 against sales, to MT and its affiliated companies, which was paid in full in installments, with the last installment of $40,000 paid on March 4th. We have recorded this amount as a prepaid expense on our consolidated balance sheet as of December 31, 2020.

NOTE 4 – RELATED PARTY TRANSACTIONS

DiscLive Network

On July 10, 2017, the Company entered into a Licensing Agreement with RockHouse Live Media Productions, Inc., DBA “DiscLive” or “DiscLive Network” (“DiscLive”) to formalize the terms of the Strategic Alliance entered into by the Company with DiscLive on July 21, 2016. VNUE has acquired an exclusive license from DiscLive, for a period of three years unless earlier terminated under the Agreement, for the use of all its assets, including but not limited to the DiscLive brand, website (including eCommerce platform), intellectual property, inventory, equipment, trade secrets and anything related to its business of “instant live” recording. Under the terms of the Agreement, DiscLive granted the Company a worldwide exclusive license. In exchange for the license, DiscLive will receive a license fee equal to five percent (5%) of any sales derived from the sale and use of the products and services. DiscLive is controlled by our Chief Executive Officer. Revenues of $22,474 and $206,161 and direct cost of revenues of$8,509 and $211,031 during the years ended December 31, 2020, and 2019, respectively, were recorded using the assets licensed under this agreement. For the periods ended December 31, 2020 and 2019. The fees would have amounted to $1,124 and $10,308 respectively. Our Chief Executive Officer agreed to waive the right to receive these license fees for both years.

Accrued Payroll to Officers

Accrued payroll to officers was $209,750 and $68,000 respectively, as of December 31, 2020, and December 31, 2019, respectively. During the year ended December 31, 2019, the Company entered into a conversion and cancellation of a debt agreement with its Chief Executive Officer. The Company agreed to convert accrued payroll of $52,700 into 15,057,143 shares of the Company’s stock, valued at $40,654 using the closing market price of the Company’s stock on the date of the conversion and cancellation of debt agreements. The difference between the total accrued payroll converted of $52,700, and the market value of the shares issued of $40,654, was recorded as contributed capital of $12,046 in the consolidated statements of stockholders’ deficit for the year ended December 31, 2019.

The Chief Executive Officers’ compensation is $170,000 per year all of which was expensed during the years ended December 31, 2020 and 2019; of which $129,500 and $102,000 has been paid and $108,500 and $68,000 was outstanding as of December 31, 2020 and 2019, respectively.

F-28

Advances from Officers/Stockholders

From time to time, officers/stockholders of the Company advance funds to the Company for working capital purposes. During the year ended December 31, 2019, a former employee and stockholder agreed to forgive $14,000 owed by the Company. The Company recorded the $14,000 as a gain on the settlement of debt, leaving a remaining balance of $720 on December 31, 2019.

Transactions with Former Director and Officer

On September 15, 2017, the Company entered into an Advisory Agreement with Louis Mann (“MANN”), a former officer and director with the Company who previously resigned as an officer and director on August 26, 2015 after a short stint. He was re-appointed to the board on July 8, 2018, while continuing to serve in under the Advisory agreement. The Advisory Agreement provides for MANN’s continued and ongoing advisory services to the Company for nine (9) months and with automatic nine (9) months renewals unless terminated per the agreement. MANN is to receive $5,000 per month and 20,000 shares of common stock per month. Mann is still currently still engaged with the company, and serves as Executive Vice President as well as Director, as noted above.

As of December 31, 2018, $40,000 of cash compensation was owed to MANN under the Advisory Agreements and included in accounts payable and accrued expenses. On March 4, 2019, the Company and MANN entered into a conversion and cancellation of debt agreement relating to the $40,000 cash compensation balance outstanding on December 31, 2018. The Company issued 11,428,571 shares of common stock, at $0.0035 per share, as payment in full for the $40,000 balance outstanding on December 31, 2018. The difference between the total obligations of $40,000 that MANN converted, and the market value of the shares issued of $30,857, was recorded as a gain on settlement of obligations of $9,143 in other income in the consolidated statements of operations for the year ended December 31, 2019.

During the year ended December 31, 2019, the Company recorded $45,000 of compensation relating to the agreement and made payments of $3,750 leaving a balance owed to MANN of $41,250 on December 31, 2019, which is included in accounts payable and accrued expenses. In May 2019, the Company awarded MANN, 748,429 shares of Series A Preferred Stock.

During the year ended December 31, 2020, $60,000 in compensation was accrued for MANN and no payments were made to him.

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payables are recognized initially at the transaction price and subsequently measured at the undiscounted amount of cash or other consideration expected to be paid. Accrued expenses are recognized based on the expected amount required to settle the obligation or liability.

The following table sets forth the components of the Company’s accrued liabilities on December 31, 2020, and December 31, 2019.

	December 31, 2020	December 31, 2019
Accounts payable and accrued expense (includes $41,250 to a former officer and director at December 31, 2019, Note 4)	$587,230	577,115
Accrued interest	466,801	271,621
Accrued interest and penalties Golock(a)	1,172,782	-
Soundstr Obligation	145,259	169,409
Total accounts payable and accrued liabilities	$2,372,072	1,018,145

_________

(a)

The Company strongly disagrees with the accrued interest and penalties claimed by Golock in regard to their notes, and intends to arbitrate or litigate this amount if a settlement on a vastly reduced amount cannot be reached.

F-29

NOTE 6 – PURCHASE LIABILITY

On October 16, 2017, the Company entered into an agreement with PledgeMusic, Inc. (the “Seller”), whereby the Company acquired the digital live music distribution platform “Set.fm” from PledgeMusic. The purchase price for the acquisition was comprised of $50,000 paid in cash, and a purchase liability of $300,000, for an aggregate purchase price of $350,000. The Company assigned $350,000 of the purchase price to intellectual property, of which $116,668 was amortized in 2018. As of December 31, 2018, the Company recorded an impairment charge of the remaining balance of $204,165. The purchase liability is payable on the net revenues derived from VNUE’s live recording and content business and must be paid in full to the Seller no later than the three (3) year anniversary of the date of the agreement, or October 16, 2020. If the Company fails to pay the Seller the purchase liability on time, the Seller may request at any time within one hundred eighty days (180) days following the (3) year anniversary of the asset purchase agreement, that the Company immediately forfeit, convey, assign, and transfer to the Seller all or any of the Purchased Assets so requested by the Seller for no additional consideration. For the years ended December 31, 2019 and 2018, there was no net revenue derived from the acquired assets and accordingly, no payments were made on the earnout. The balance due on December 31, 2020 and 2019 was $300,000.

NOTE 7 – SHARES TO BE ISSUED

As of December 31, 2018, the Company had not yet issued 3,964,352 shares of common stock with a value of $243,839 for past services provided and for an acquisition. During the year ended December 31, 2019 the Company became obligated to issue an additional 240,000 shares of common, valued at $184, per the terms of a consulting agreement , and 1,000,000 shares of common stock valued at $3,500, as consideration for amending an existing convertible note. As of December 31, 2020 and 2019, the Company had not yet issued 5,204,352 shares of common stock with a value of $247,707.

NOTE 8 – NOTES PAYABLE -PAST DUE

On December 17, 2015, the Company issued a Promissory Note in the principal amount of $9,000. The note was due within 10 business days of the Company receiving notice of the effectiveness of its Form S-1 filed on February 22, 2016. Failure to make payment during that 10 business day period shall constitute an Event of Default, as a result of which the note will become immediately due and payable and the balance will bear interest at 7%. The Company’s Form S-1 was declared effective on March 8, 2016, and payment was due before March 22, 2016. The Company did not repay the note before March 22, 2016; therefore, the note is in default with an interest rate of 7%.

On April 30, 2019, the Company issued an unsecured Promissory Note in the principal amount of $25,000. The Note is due and payable on August 30, 2019, along with $5,000 worth of interest. The Promissory Note is past due, however, the maker of the Note has verbally agreed not to call a default.

During the years ended December 31, 2020 and 2019; the Company recorded $15,630 and $5,630, respectively, of accrued interest expense on these two Notes.

The balance of the Notes Payable outstanding was $34,000 and $9,000 as of December 31, 2020, and December 31, 2019, respectively and are past due.

F-30

NOTE 9 – CONVERTIBLE NOTES PAYABLE AND NOTES PAYABLE, RELATED PARTIES

Convertible notes payable consist of the following:

	December 31,	December 31,
	2020	2019
Various Convertible Notes(a)	$43,500	$43,500
Ylimit, LLC Convertible Notes (b)	1,336,208	882,500
Golock Capital, LLC Convertible Notes(c)	339,011	339,011
Other Convertible Notes(d)	238,203	299,069
Total Convertible Notes	1,956,922	1,564,080
Debt discount	-	(78,013)
Convertible notes, net	$1,956,922	$1,486,067

(a) In August 2014, the Company issued a series of convertible notes with various interest rates ranging up to 10% per annum. The Note Conversion Price is determined as follows: (a) if the Note is converted upon the Next Equity Financing, an amount equal to 80% of the price paid per share paid by the investors in the Next Equity Financing; (b) if the Note is converted in the event of a Corporate Transaction, a price per share derived by dividing a “pre-money” valuation of $8,000,000 by the number of shares outstanding immediately prior to the time of such conversion, on a fully diluted basis; or (c) if the Note is converted as part of a Maturity Conversion, a price per unit derived by dividing a “pre-money” valuation of $8,000,000 by the total number of units (restricted and non-restricted) outstanding immediately prior to the time of such conversion, on a fully diluted basis. The notes are due and payable on demand at any time after the earlier of (i) 36 months following the note issuance or (ii) the consummation of a corporate transaction if not previously converted. The balance of the notes outstanding was $45,000 as of December 31, 2018. On March 4, 2019, a note holder elected to forgive and cancel their outstanding convertible note balance of $1,500, which the Company recorded as a gain on extinguishment of debt in the accompanying consolidated statement of operations. The balance of the notes outstanding was $43,500 as of December 31, 2019 of which $28,500 was due to related parties.

(b) On May 9, 2016, the Company issued a convertible note to YLimit, LLC in the principal amount of $100,000 with interest at 10% per annum and due on May 9, 2018. The note is secured by the Company’s rights, titles and interests in all the Company’s tangible and intangible assets, including intellectual property and proprietary software whether existing now or created in the future. On August 25, 2017, the Note was amended to authorize total borrowings on this Note to $517,000, The balance of the notes outstanding was $517,000 as of December 31, 2017 and the balance of the debt discount was $137,358.

On April 12, 2018, and again on August 15, 2018, the Company and Ylimit, LLC entered into an amendment to the original secured convertible promissory note. The amendments increased the borrowing limits by $190,500 to a total of $707,500, and extended the maturity date to May 9, 2019. In addition, the amendment on April 12, 2018 modified the conversion feature to state that all borrowings under the note will be converted at 75% of the per share stock price in the equity funding, but in no event shall the conversion price be less than $0.035 per share. This feature gave rise to a derivative liability of $135,900 during the period ended December 31, 2018 that is discussed below. During the year ended December 31, 2018, the Company borrowed an additional $190,500. The balance of notes outstanding was $707,500 as of December 31, 2018 and the balance of the debt discount was $70,078.

On November 9, 2019 the Company and Ylimit, LLC entered into an amendment (“Ylimit Amendment One”) to the original secured convertible promissory note dated May 9, 2016 along with subsequent amendment and fundings that followed. Under the terms of Ylimit Amendment One, Ylimit extended maturity date of all outstanding convertible debt due to them by the company, to a new maturity date of February 09, 2020. Ylimit received no consideration for this amendment.

By verbal agreement Ylimit increased the Company’s borrowing limits by $175,000 and extended this amount of additional funding to the Company during the last three months of 2019 bring the total convertible note balance due to YLimit to a total of $882,500 as December 31, 2019. All note discount related to Ylimit was fully amortized as of December 31, 2019.

F-31

On February 9, 2020, the Company entered into another amendment with Ylimit (“Ylimit Amendment Two”) to further extend the maturity date of all of the Company’s outstanding debt to August 9, 2020 including the $175,000 that Ylimit funded in the fourth quarter of 2019. Ylimit received no consideration for the Ylimit Amendment Two.

During the year ended December 31, 2020, Ylimit provided another $453,708 in funding to the Company bringing their balance to $1,366,208 as of December 31, 2020. On January 5, 2021 the Company entered into Amendment Three to extend the maturity of all notes until February 9, 2022. Ylimit received no consideration for Amendment Three.

(c) From September 1, 2017 to December 31, 2017, the Company issued convertible notes to Golock Capital, LLC (“Lender”) in the aggregate principal amount of $191,750 with an interest rate at 10% per annum and maturity dates between June 1, 2018 and August 31, 2018. The notes are convertible into shares of the Company’s common stock at prices between $0.015 and $0.02 per share. As additional consideration for the Lender to enter into these agreements with the Company, the Company issued warrants to the Lender to acquire in the aggregate 4,804,708 shares of the Company’s common stock at a weighted average exercise price of $0.014 per share. In addition, the Lender shall have the first right of refusal as to any future funding of Borrower in that Lender shall have the right to provide all or a portion of the funding upon the same terms as those offered in writing by any third party or contained in any private placement of borrower. The Lender, upon conversion, shall have piggyback registration rights for all of its common stock shares in any registration or post-effective amendment to any registration initiated by Borrower with the Securities and Exchange Commission. The balance of the notes outstanding and the related debt discount was $191,750 and $19,652, respectively, as of December 31, 2017.

On February 2, 2018, the Company issued a convertible note to Golock Capital, LLC (“Lender”) in the principal amount of $40,000 with an interest rate at 10% per annum and a maturity date of November 2, 2018. The note included an original issue discount of $5,000. The note is convertible into shares of the Company’s common stock at $0.015 per share. As additional consideration for the Lender to enter into this agreement with the Company, the Company issued warrants to the Lender to acquire in the aggregate 2,500,000 shares of the Company’s common stock at an exercise price of $0.015 per share that expire three years from the date of grant. The relative fair value of the warrants, the original issue discount, and the beneficial conversion feature totaling $40,000 was recorded as a debt discount and will be amortized to interest expense over the term of the note. On November 5, 2018, the Company amended the notes above by changing the conversion feature for the aggregate notes to be convertible into shares of common stock of the Company at the lower of (i) $0.015 per share or, (ii) 58% of the lowest closing bid price in the 20 trading days prior to the day that the Lender requests conversion. This feature gave rise to a derivative liability of $553,000 at date of issuance as discussed below. The amendment also increased the principal face amount of notes to include accrued interest, and an additional $43,250 was added to principal, which was recorded to financing costs. The aggregate balance of the notes outstanding, and the related debt discount was $302,067 and $0, respectively, as of December 31, 2018.

On April 29, 2019, Golock entered into an amendment with the Company to extend the maturity of the Notes until July 31, 2019. In return, Golock received several concessions. They received (a) a warrant to purchase 12,833,333 shares of the Company’s common stock for 48 months exercisable at a strike price of $.00475. The Company recorded a financing charge of $28,227 related to these warrants and (b) the conversion noted above was changed from 58% to 50% of the lowest closing bid price in the 20 trading days prior to that day that the Lender request conversion. During the year ending December 31, 2019 the Company issued new notes payable of $53,331 and $23,102 of notes and accrued interest were converted into 100,000,000 shares of common stock. The balance of the notes outstanding on December 31, 2019, was $339,010. As of December 31, 2019, $285,679 of these notes were past due. As of December 31, 2020 all of the Golock notes amounting to $339,011 were past due. As a result Golock has assessed the Company additional penalties and interest pf $1,172,782. The Company has recorded this amount as an accrued liability as of December 1, 2020. The Company disagrees with the accrued interest and penalties due to Golock and intends to litigate this amount if a settlement on a vastly reduced amount, cannot be reached.

(d) As of December 31, 2017 the Company had an outstanding convertible note payable of $61,000. During the year ended December 31, 2018, the Company entered into additional notes of $369,250. The convertible notes have interest rates ranging from 8% to 12% per annum, maturity dates ranging from August 21, 2018, to June 19, 2020, and are convertible into shares of common stock of the Company at discount rates between 38% and 50% of the lowest trading price for the Company s common stock during the prior twenty (20) trading day period, and for one lender, no lower than $0.035 per share. The issuance of notes with conversion features gave rise to derivative liabilities of $559,397 (see discussion below). As of December 31, 2018, the aggregate convertible notes balance to the five lenders was $426,964 and the related debt discount was $179,162. As of December 31, 2020 all $238,303 were past due.

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During the year ended December 31, 2019, the Company entered into additional notes of $256,000, with interest rates from 10% to 12%, and maturity dates ranging from January 22, 2020, to August 2, 2020, at conversion terms comparable to the terms above. The issuance of notes with conversion features gave rise to derivative liabilities of $357,465 (see discussion below). In addition, On April 29, 2019, one of the lenders entered into an amendment with the Company to extend the maturity of the Notes until July 31, 2019. In return, the Company issued (a) a warrant to purchase 2,966,986 shares of the Company’s common stock for a period of 48 months exercisable at a strike price of $.00475 with a fair value of $5,934, and (b) the conversion price of outstanding notes was changed from $.015 to 50% of the lowest closing bid price in the 20 trading days prior to that day that the Lender request conversion. During the year ended December 31, 2019, convertible notes of $388,207 and accrued interest were converted into 540,276,078 shares of common stock. As of December 31, 2019, the aggregate convertible notes balance to the five lenders was $299,069 and the related debt discount was $ 33,667. As of December 31, 2019, $96,069 of these notes were past due.

In total, during 2019 convertible notes and accrued interest aggregating $411,309 were converted into 640,276,078 common shares with a fair value of $959,290 and recognized loss on settlement of debt of $548,029 during the year ended December 31, 2019. On December 31, 2019, the aggregate balance of the fair value of the notes outstanding was $1,564,080 and the related debt discount was $78,013. As of December 31, 2019, the above notes are convertible into 3,334,494,813 shares of common stock.

During the year ended December 31, 2020, $56,466 of the principal balance and $8,600 of interest was converted to 440,111,560 shares of common stock. The Company recorded a loss on the extinguishment of debt on these two conversions of $263,609. Additionally, the Company paid $4,400 to reduce the principal balance. These were the only note conversions during the year ended December 31, 2020.

Summary

On December 31, 2020, the aggregate balance of the fair value of all convertible notes outstanding was 1,956,922 and the related debt discount was $-0-, or a net balance of $1,956,922. Of this amount, $620,714 in principal was past due. As of December 31, 2020, the above notes are convertible into 1,948,265,842 shares of common stock.

The Company considered the current FASB guidance of “Contracts in Entity’s Own Stock” which indicates that any adjustment to the fixed amount (either conversion price or number of shares) of the instrument regardless of the probability of whether or not within the issuers’ control means the instrument is not indexed to the issuer’s own stock. Accordingly, the Company determined that the conversion prices of the Notes were not a fixed amount because they were either subject to an adjustment based on the occurrence of future offerings or events or the conversion price was variable. As a result, the Company determined that the conversion features of the Notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities upon issuance. The Company determined that upon issuance of the Notes, the initial fair value of the embedded conversion feature was recorded as debt discount offsetting the fair value of the Notes and the remainder recorded as financing costs in the Consolidated Statement of Operations. The discount is being amortized using the effective interest rate method over the life of the debt instruments.

The balance of the unamortized note discount on December 31, 2017 was $198,025. During the year ended December 31, 2018, the Company issued $583,750 of convertible notes whose conversion features created a derivative liability upon issuance with a fair value of $1,329,389 of which $483,635 was recorded as a debt discount, and the remaining $845,754 was recorded as a financing cost. During the year ended December 31, 2018, the amortization of debt discount was $432,419 which is included in financing costs on the Company’s statement of operations. The balance of the unamortized note discount on December 31, 2018 was $249,241.

During the year ended December 31, 2019, the Company issued $484,331 of convertible notes whose conversion features created a derivative liability upon issuance with a fair value of $357,465 of which $218,637 was recorded as a debt discount, and the remaining $138,828 was recorded as a financing cost. During the year ended December 31, 2019, the amortization of debt discount was $389,793 which is included in financing costs on the Company’s statement of operations. The balance of the unamortized note discount on December 31, 2019 was $78,013.

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NOTE 10 – DERIVATIVE LIABILITY

The FASB has issued authoritative guidance whereby instruments which do not have fixed settlement provisions are deemed to be derivative instruments. The conversion prices of the Notes described in Note 6 were not a fixed amount because they were either subject to an adjustment based on the occurrence of future offerings or events or they were variable. Since the number of shares is not explicitly limited, the Company is unable to conclude that enough authorized and unissued shares are available to settle the conversion option. In accordance with the FASB authoritative guidance, the conversion features have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations. As of December 31, 2020 and 2019, the derivative liabilities were valued using probability weighted option pricing models with the following assumptions:

	December 31, 2020	December 31, 2019

Exercise Price	$0.0015-0.0018	$0.00015–0.00018
Stock Price	.0114	$0.0003
Risk-free interest rate	.17%	1.59%
Expected volatility	737.80	236%
Expected life (in years)	1.00	1.00
Expected dividend yield	0%	0%
Fair Value:	$3,156,582	$922,509

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the conversion feature of the notes was based on the remaining term of the notes. The expected dividend yield was based on the fact that the Company has not customarily paid dividends in the past and does not expect to pay dividends in the future.

During the year ended December 31, 2019, the Company recorded derivative liabilities of $357,465 related to the issuance of certain new convertible notes, a modification of $189,186 relating to an additional derivative, and recognized $1,179,556 as other income, which represented the net change in the value of the derivative liability at December 31, 2019.

NOTE 11 – STOCKHOLDERS’ DEFICIT

On July 2, 2019, the Company filed a Certificate of Amendment (the “Charter Amendment”) to the Company’s Articles of Incorporation (as amended to date, the “Articles of Incorporation”) with the Secretary of State of the State of Nevada. The Charter Amendment increased the Company’s capitalization to 2,000,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, of which, 5,000,000 were designated as Series A Convertible Preferred Stock.

Common stock

The Company has authorized 2,000,000,000 shares of $0.0001 par value common stock. As of December 31, 2020 and December 31, 2019 there were 1,211,495,162 and 770,883,062 shares of common stock issued and outstanding respectively.

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Common stock returned by a director or officer

During the year ended December 31, 2019, a former Company director voluntarily returned 4,555,918 shares of Company common stock to Treasury. These shares were valued at par value of $456 and decreased common stock and increased paid-in capital by the same amount, so the transaction had no impact on the Company’s equity.

Shares issued for services

During the year ended December 31, 2020, the Company issued 500,000 shares to the vendor who supplied consulting services to the Company. The Company recorded consulting expense of $150 related to this issuance.

During the year ended December 31, 2019, the Company issued 2,500,000 shares to the vendor who supplied consulting services to the Company. The Company recorded consulting expense of $3,368 related to this issuance.

Shares issued to retire trade debt

During the year ended December 31, 2019, the Company reached agreement with a vendor to retire approximately $27,096 in debt at a price of $0.05 per share and issued the vendor 541,912 shares pursuant to the agreement. At the time of the settlement of the debt the Company’s common stock was trading at a price of $.0013, so the Company recognized a profit of $26,391 upon the extinguishment of the debt

Preferred Stock Series A

As of December 31, 2020 and 2019, the Company had 20,000,000 shares of $0.0001 par value preferred stock authorized and there were 4,126,776 shares of Series A Preferred Stock issued and outstanding.

On May 22, 2019, the Company authorized and designated a class of Series A Convertible Preferred Stock (“Series A Preferred Stock”), in accordance with a Certificate of Designation filed with the State of Nevada (the “Series A Designation”). It subsequently issued 4,126,776 restricted shares of Series A Preferred Stock to various employees and service providers to compensate and reward them for services and to incentivize them to provide continued service to the Company. The Series A Preferred Stock receives relative rights and preferences under terms and conditions set forth in the Certificate of Designation of the Preferred Stock.

Pursuant to the Series A Designation, each share of Series A Preferred Stock may be converted into 50 shares of common stock of the Company. The Series A Preferred Stockholders shall be entitled to share among dividends with the common stock shareholders of the Company on an as-converted basis. The Series A Preferred Stockholders shall vote with the common stock as a single class, on a 100 to 1 basis, such that for every share of Series A Preferred Stock held, such shares shall entitle the holder to cast 100 votes. The holders of the Series A Preferred Stock have no liquidation or redemption preference rights but get treated as common stockholders on an as converted basis.

The Company believes that the issuance of the Series A Preferred Stock was exempt from the registration requirements under the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act in that said transaction did not involve a public solicitation and said restricted shares were issued to only a small number of employees and consultants with an ongoing relationship with the Company.

The Company determined the fair value of the preferred shares to be $590,129 which is included as stock-based compensation in general and administrative expense on the Company’s statements of operations for the year ended December 31, 2019.

Warrants

No warrants were issued during the year ended December 31, 2020.

During the year ended December 31, 2019, the Company issued 15,800,319 warrants to two convertible noteholders as consideration for extending the term of their convertible notes. The warrants are exercisable for a period of four years at a strike price of $0.00475. As a result of the issuance of these warrants, the company recorded a financing expense of $36,533.

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A summary of warrants for the years ended December 31, 2020 and December 31, 2019, is as follows:

	Number	Weighted
	of	Average
	Warrants	Exercise
Balance outstanding, December 31, 2018	8,004,708	0.014
Warrants granted	15,800,319	.00475
Warrants exercised	-	-
Warrants expired or forfeited	-	-
Balance outstanding, December 31, 2019	23,805,027	0.079
Warrants granted	-	-
Warrants exercised	-	-
Warrants expired or forfeited	-	-
Balance outstanding and exercisable, December 31, 2020	23,805,027	$0.0079

Information relating to outstanding warrants on December 31, 2020, summarized by exercise price, is as follows:

	Outstanding and Exercisable
			Weighted Average
Exercise Price Per Share	Shares	Life (Years)	Exercise Price
$0.010-0.015	8,004,708	0.14	$0.014
$0.004750	15,800,319	2.58	$0.00475

The weighted-average remaining contractual life of all warrants outstanding and exercisable on December 31, 2020, is .96 years. The outstanding and exercisable warrants outstanding on December 31, 2020, had no intrinsic value.

NOTE 12 – COMMITMENT AND CONTINGENCIES

Joint Venture Agreement – Music Reports, Inc.

On September 1, 2018, the Company entered into an initial joint venture (“JV”) agreement with Music Reports, Inc., (“MRI”). Music Reports (musicreports.com) will initially partner with VNUE to provide Performing Rights Organization (PRO) data to VNUE’s Soundstr MRT (music recognition technology) platform through its extensive Songdex database, and will eventually work with VNUE to integrate automated direct licensing capability and royalty payment and distribution into the Soundstr platform. The initial term of the JV is for nine (6) months and requires the Company to Pay MRI fifty percent (50%) of net revenue every quarter. As of December 31, 2020, no net revenue was generated from the JV.

Litigation

None

Artist Agreement

On October 27, 2015, the Company entered into an Artist Agreement with I Break Horses, a Swedish duo based in Stockholm. The Artist Agreement is effective October 27, 2015, and has a term lasting as long as I Break Horses artist recordings are available via the VNUE Service. Under the terms of the Artist Agreement, the Company shall handle rights clearing and distribution for I Break Horses recordings and receive 30% of the Net Income generated thereby. As of December 31, 2020, the Company had not earned any revenue under this agreement.

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NOTE 13 – INCOME TAXES

Reconciliation between the expected federal income tax rate and the actual tax rate is as follows:

	Year Ended December 31,
	2020	2019

Federal statutory tax rate	21%	21%
State tax, net of federal benefit	6%	6%
Total tax rate	27%	27%
Allowance	(27)%	(27)%
Effective tax rate	-%	-%

The following is a summary of the deferred tax assets:

	Year Ended December 31,
	2020	2019

Net operating loss carryforwards	$3,060,000	2,434,000
Accrued compensation	-	-
Deferred tax asset	3,060,000	2,434,000
Valuation allowance	(3,060,000)	(2,434,000)
Net deferred tax asset	$-	$-

The Company has no tax provision for any period presented due to our history of operating losses. As of December 31, 2020, the Company had estimated net operating loss carry forwards of approximately $11,333,000 that may be available to reduce future years’ taxable income through 2032 subject to Section 382 limitations. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as management has determined that their realization is not likely to occur and accordingly, the Company has recorded a valuation allowance for the full value of the deferred tax asset relating to these tax loss carry-forwards. Additionally, the Company has not filed tax returns, therefore the potential realizability of this loss in future periods is indeterminable.

The Company adopted accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under these rules, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. These accounting rules also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2017 no liability for unrecognized tax benefits was required to be recorded.

NOTE 14 – SUBSEQUENT EVENTS

In February 2021, the Company entered into a $165,000 8% Convertible Note Agreement with an accredited investor that matures on November 16, 2021. The Note carried an original issue discount (OID) of 10% so the amount funded to the Company was $150,000.The note contains a conversion Price shall equal $.0171 (fixed price equaling 90% of the lowest variable weighted average price (“VWAP”) for 10 days preceding the Issue Date) (the “Fixed Conversion Price”), subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower.

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